Exhibit 10.100

ASSET PURCHASE AGREEMENT

AMONG

UTSTARCOM, INC.,

TELOS TECHNOLOGY, INC.,

TELOS TECHNOLOGY (CANADA), INC.,

TELOS TECHNOLOGY (BERMUDA) LTD. AND

TELOS ENGINEERING LIMITED

APRIL 21, 2004

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of April 21, 2004 (the “Agreement Date”) by and among UTStarcom, Inc., a Delaware corporation (“Buyer”), TELOS Technology, Inc., a Delaware corporation (the “Seller”), TELOS Technology (Canada), Inc., a company incorporated in British Columbia, Canada (“TELOS Canada”), TELOS Technology (Bermuda) Ltd., an exempted limited liability company organized under the laws of Bermuda (“TELOS Bermuda”), TELOS Engineering Limited, a company incorporated under the laws of Hong Kong (“TELOS Hong Kong”, and together with Seller, TELOS Canada and TELOS Bermuda, the “Telos Sellers” and each such entity, individually, a “Telos Seller”).

RECITALS

A.                                   The parties intend that, subject to the terms and conditions hereinafter set forth, Buyer or one or more direct or indirect wholly-owned subsidiaries of Buyer shall purchase from the Telos Sellers and each of the Telos Sellers shall sell, transfer and assign to Buyer or such subsidiaries of Buyer, substantially all of the assets of the Telos Sellers, and in connection therewith, Buyer has agreed to assume certain specified liabilities of the Telos Sellers (the “Asset Purchase”), all pursuant to the terms and conditions of this Agreement and Applicable Law (as defined in Article 1).

B.                                     The Board of Directors of Seller has determined that the Asset Purchase is in the best interests of Seller and Seller’s stockholders, has approved and declared advisable this Agreement and, accordingly, has agreed to effect the Asset Purchase provided for herein upon the terms and conditions of this Agreement.

C.                                     Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Buyer’s willingness to enter into this Agreement, those Seller Stockholders (as defined in Article 1) that are listed on Exhibit A-1 are executing and delivering to Buyer a Voting Agreement substantially in the form attached hereto as Exhibit A-2 (the “Stockholder Agreement”).

D.                                    Prior to the Closing Date (as defined in Article 1), certain employees of Telos Sellers will receive from Buyer an Employment Offer Letter substantially in the form attached hereto as Exhibit B (the “Employment Offer Letter”).

E.                                      Buyer and Seller desire to make certain representations, warranties, covenants and agreements in connection with the Asset Purchase and to prescribe various conditions to the Asset Purchase.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and conditions contained herein, the parties hereby agree as follows:

ARTICLE 1
CERTAIN DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth below.  Unless indicated otherwise, all mathematical calculations contemplated hereby shall be made to the fifth decimal place.

“Additional Indebtedness” means Indebtedness incurred after the date hereof under Seller’s existing credit lines or with existing investors (or their Affiliates) in an aggregate amount not to exceed $1,000,000.

“Affiliate” shall have the meaning set forth in Rule 405 of Regulation C promulgated under the Securities Act.

“Applicable Law” means, collectively, all foreign, federal, state, local or municipal laws, statutes, ordinances, regulations, and rules, and all orders, writs, injunctions, awards, judgments and decrees applicable to Seller or any of its assets, properties and business or its Subsidiaries or any of their assets, properties and business (and any regulations promulgated thereunder).

“Assumed Liabilities” means (i) all Liabilities of any Telos Seller under, or resulting from, any Assumed Contract (as defined in Article 2) (other than Liabilities for damages as a result of any breach by any Telos Seller prior to the Closing that is not disclosed in the Schedules hereto), (ii) all Liabilities incurred in, relating to, or arising as a result of or in connection with, the operation of the Purchased Assets (as defined in Article 2) and/or the Business after the Closing, (iii) all Liabilities incurred in, relating to, or arising as a result of or in connection with, the operation of the Purchased Assets and/or the Business that are (or should be) accounted for as current liabilities under GAAP as of the Closing, including accounts payable and accrued expenses, and which are either (A) reflected on the Seller Balance Sheet or (B) incurred after the date of the Seller Balance Sheet in the ordinary course of business, other than Indebtedness, Transaction Expenses, Taxes and the Liabilities set forth in Section 2.1(d)(i)-(vii), (iv) all Liabilities for Taxes and charges to be paid by Buyer pursuant to Section 7.6, (v) all Liabilities that constitute warranty obligations or service obligations relating to as a result of or in connection with, the operation of the Purchased Assets and/or the Business sold by any Telos Seller, (vi) all Liabilities of the Telos Sellers for accrued compensation payable to Jack Mar and Ron McLeod, including accrued interest thereon; (vii) all Liabilities relating to each Transferring Employee (as defined in Section 6.10) arising from termination of their employment by any Telos Seller pursuant to Section 6.10 (other than, subject to subparagraph (vi) above, accrued compensation and accrued vacation of each Transferring Employee through the date of such termination) or arising from termination of their employment by Buyer or any of its Subsidiaries after the Closing (including any severance obligations of any Telos Seller pursuant to employment or severance agreements between such Telos Seller and a Transferring Employee arising as a result of termination of such Transferring Employee by Buyer or its Subsidiaries after the Closing), or as a result of any revocation of the offer of employment to any Transferring Employee prior to Closing;  (viii) the accrued Liability of the Telos Sellers to ComScape Telecommunications of Charleston, Inc. (“ComScape”) pursuant to that certain Settlement Agreement and Mutual Release by and between ComScape and Telos

Engineering, Inc. dated March 17, 2004 and in respect of the 3Com Litigation; (ix) all Liabilities representing or relating to deferred revenue of any Telos Seller; and (x) all Liabilities of the Telos Sellers under the SVB Credit Agreement.

“Balance Sheet Date” means December 31, 2003, the date of the Seller Balance Sheet.

“Bill of Sale and Assumption Agreement” means a Bill of Sale and Assumption Agreement in substantially the form attached hereto as Exhibit C.

“Business” means the business of Seller or any of its Subsidiaries as conducted as of the date of this Agreement.

“Buyer Ancillary Agreements” means, collectively, each certificate to be delivered on behalf of Buyer by an officer or officers of Buyer at the Closing pursuant to Article 8 and each agreement or document (other than this Agreement) that Buyer is to enter into as a party thereto pursuant to this Agreement.

“Closing” means the closing of the transactions to consummate the Asset Purchase.

“Closing Balance Sheet” means a balance sheet as of the Closing Date reflecting the Purchased Assets and the Assumed Liabilities, to the extent such Purchased Assets and Assumed Liabilities are required by GAAP to be reflected on a balance sheet, prepared in a manner consistent with the 2003 Audited Financial Statements and with respect to which the independent auditors of Seller have conducted a review in accordance with customary practice.

“Closing Date” means a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article 8 and Article 9, or at such other time, date and location as the parties hereto agree in writing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any written or legally binding contract, agreement, instrument, arrangement, commitment or undertaking (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts and purchase orders).

“Current Assets” means the following line items of Seller Balance Sheet, calculated on a basis consistent with past practice of Seller:  Cash & Investments, Restricted Cash, Accounts Receivable, Prepaid & Advances and Inventory.

“Current Liabilities” means the following line items of Seller Balance Sheet, calculated on a basis consistent with past practices of Seller:  Trade Accounts Payable, Accrued Liabilities, Comscape Contingency, Bank Line of Credit, Other Accounts Payable, Salary & Related and Interest Payable.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Documentation” means, collectively, programmers’ notes or logs, source code annotations, user guides, manuals, instructions, software architecture designs, layouts, any know-how, and any other designs, plans, drawings, documentation, materials, supplier lists, software source code and object code, net lists, photographs, development tools, blueprints, media, memoranda and records that are primarily related to or otherwise necessary for the use and exploitation of any products of Seller or its Subsidiaries used in the Business, whether in tangible or intangible form, whether owned by Seller or its Subsidiaries or held by Seller or its Subsidiaries under any licenses or sublicenses (or similar grants of rights).

“Encumbrance” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, collateral assignment, adverse claim, restriction or other encumbrance of any kind (excluding, with respect to Seller IP Rights (as defined in Section 4.13(b)), non-exclusive licenses of such Seller IP Rights) in respect of such asset (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity which is a member of:  (A) a “controlled group of corporations,” as defined in Section 414(b) of the Code; (B) a group of entities under “common control,” as defined in Section 414(c) of the Code; or (C) an  “affiliated service group,” as defined in Section 414(m) of the Code, or treasury regulations promulgated under Section 414(o) of the Code, any of which includes Seller.

“Escrow Agreement” means the escrow agreement relating to the Escrow Cash and the Working Capital Adjustment Cash (as defined in Section 2.4), between the Seller, Buyer and an escrow agent to be selected by mutual agreement of Seller and Buyer prior to the Closing, in substantially the form attached hereto as Exhibit D.

“Escrow Cash” means an amount of cash equal to ten percent (10%) of the Initial Payment, together with the interest, earnings and income that accrues thereon.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Contracts” means (i) any Contract with stockholders of Seller in their capacity as such or as lenders to any Telos Seller, including any shareholder agreements, registration rights agreements, voting agreements, proxies, warrants, note purchase agreements, promissory notes and share purchase agreements, (ii) any agreements with lenders to any Telos Seller relating to (or evidencing) any Indebtedness (other than the SVB Credit Agreement) or any Additional Indebtedness, including any loan agreements and promissory notes, and (iii) the Contracts set forth in Schedule 1A.

“GAAP” means United States generally accepted accounting principles applied on a consistent basis.

“Governmental Authority” means any court or tribunal, governmental or regulatory body, administrative agency, commission or other governmental authority.

“Holdback Cash” means $2,500,000, together with the interest, earnings and income that accrues thereon.

“Indebtedness” means the principal of, and accrued interest on (and other amounts payable to lenders with respect to) any debt for money borrowed (including Seller’s borrowings under bank loans, convertible notes, senior notes and loans payable to officers, directors and other affiliates) other than the principal of, and accrued interest on, or other amounts payable to Silicon Valley Bank (“SVB”) with respect to, Seller’s indebtedness to SVB under the SVB Credit Agreement.

“Intellectual Property” means, collectively, all worldwide industrial and intellectual property rights, including patents, patent applications, patent rights, trademarks, trademark registrations and applications therefor, trade dress rights, trade names, service marks, service mark registrations and applications therefor, Internet domain names, Internet and World Wide Web URLs or addresses, copyrights, copyright registrations and applications therefor, mask work rights, mask work registrations and applications therefor, franchises, licenses, inventions, trade secrets and know-how.

“Knowledge” means, with respect to Seller or Buyer, the actual knowledge of a particular fact, circumstance, event or other matter in question of the executive officers and directors of the Seller or Buyer, as the case may be, as of the date hereof and as of the Closing.

“Liabilities” means debts, liabilities, accounts payable and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, including those arising under any law, action or governmental order and those arising under any Contract.

“Material Adverse Change” and “Material Adverse Effect” when used in connection with an entity means any change, event, circumstance, condition or effect that is or is reasonably likely to be, individually or in the aggregate, materially adverse to the condition (financial or otherwise), capitalization, properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity and its subsidiaries, taken as a whole, except to the extent that any such change, event, circumstance, condition or effect primarily and directly results from:  (a) any change in conditions in the United States, foreign or global economy or capital or financial markets generally, including any change in interest or exchange rates, (b) any change in conditions (including any change in general legal, regulatory, political, economic or business conditions or any change in GAAP) in or otherwise generally affecting the wireless communication industry or other industries in which such entity or group of entities conducts business that does not have a materially disproportionate effect on such entity and its subsidiaries taken as a whole, (c) the announcement, pendency or consummation of this Agreement and the transactions contemplated hereby, and (d) any act of terrorism or war (whether or not threatened, pending or declared) in Nigeria, and any other act of terrorism or war (whether or not threatened, pending or declared) that does not have a materially disproportionate effect on such entity and its subsidiaries taken as a whole.

“Permitted Encumbrances” means:  (A) statutory liens for Taxes that are not yet due and payable, for which reserves have been established in accordance with GAAP; (B) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (C) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Applicable Law; and (D) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens.

“Person” means any individual, corporation, company, limited liability company, partnership, limited liability partnership, trust, estate, proprietorship, joint venture, association, organization, entity or Governmental Authority.

“Post-Closing Tax Period” means any taxable period (or portion thereof) beginning after the date of the Closing.

“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or prior to the date of the Closing.

“Property Taxes” means real and personal ad valorem property Taxes and any other Taxes imposed on a periodic basis and measured by the value of any item.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Ancillary Agreements” means, collectively, each certificate to be delivered on behalf of any Telos Seller by an officer or officers of such Telos Seller at the Closing pursuant to Article 9 and each agreement (other than this Agreement) that any Telos Seller is to enter into as a party thereto pursuant to this Agreement.

“Seller Balance Sheet” means Seller’s unaudited balance sheet as of December 31, 2003 included in the Seller Financial Statements.

“Seller Capital Stock” means the capital stock of Seller.

“Seller Common Stock” means the Common Stock, par value $0.001 per share, of Seller.

“Seller Senior Convertible Notes” means senior secured promissory notes in the aggregate principal amount of $4,850,000 exchangeable for shares of Series E Stock pursuant to its terms.

“Seller Convertible Notes” means the Seller Senior Convertible Notes.

“Seller Financial Statements” means (A) Seller’s audited balance sheet dated December 31, 2002 and balance sheet (which is unaudited as of the date hereof) dated December 31, 2003 and (B) Seller’s audited statements of operations, statements of cash flows and statements of changes in stockholders’ equity for the year ended December 31, 2002, and statements of operations, statements of cash flows and statements of changes in stockholders’ equity for the year ended December 31, 2003, and any notes to the foregoing financial statements.

“Seller Option Plan” means the 1998 Equity Incentive Plan of Seller.

“Seller Optionholders” means the holders of Seller Options.

“Seller Options” means options to purchase shares of Seller Common Stock.

“Seller Product or Service” (and, with correlative meaning, “Seller Products or Services”) means any product, system or service currently produced, manufactured, marketed, licensed, sold, furnished or distributed by Seller or any of its Subsidiaries, including all CDMA and GSM networks, systems and products, and all bundled components thereof, and each product, system or service currently under development by Seller (which products, systems or services that are under development are in the nature of upgrades, enhancements and new features and not new products); provided, that for purposes of calculation of the Earnout (as defined in Section 3.1):

(i)                                     all components of the Seller Products or Services (whether supplied by Seller or any of its Subsidiaries, or by Buyer or any of its Affiliates, or by any third party), when sold as part of a CDMA or GSM network, system or product or, in the case of sales by the Seller Product Division, as replacement or additional components of a CDMA or GSM network, system or product, shall be considered Seller Products or Services; and

(ii)                                  all CDMA or GSM networks, systems or products sold by Buyer or any Affiliate of Buyer, that incorporate Seller Technology, shall be considered as Seller Product or Services for purposes of calculation of the Earnout.

“Seller Preferred Stock” means the Series A Stock, Series B Stock, Series C Stock, Series D Stock and Series E Stock.

“Seller Securityholders” means the Seller Stockholders, Seller Optionholders and holders of Seller Convertible Notes, collectively.

“Seller Stockholders” means the holders of shares of Seller Capital Stock.

“Seller Technology” means any technology, Software or Intellectual Property developed by or owned by a Telos Seller.

“Seller Warrants” means Series B Warrants, Series C Warrants and Series E Warrants.

“Series A Stock” means the Series A Convertible Preferred Stock, par value $0.001 per share, of Seller.

“Series B Stock” means the Series B Convertible Preferred Stock, par value $0.001 per share, of Seller.

“Series B Warrants” means warrants to purchase shares of Series B Stock.

“Series C Stock” means the Series C Convertible Preferred Stock, par value $0.001 per share, of Seller.

“Series C Warrants” means warrants to purchase shares of Series C Stock.

“Series D Stock” means the Series D Convertible Preferred Stock, par value $0.001 per share, of Seller.

“Series E Stock” means the Series E Convertible Preferred Stock, par value $0.001 per share, of Seller.

“Series E Warrants” means warrants to purchase shares of Series E Stock.

“Software” means any and all past and current versions of the software (including all software programs, databases, objects, modules, routines, algorithms and code, in both Source Code and object code form) that is:  (A) embodied in or used by any product licensed or sold by a Telos Seller in connection with the Business, (B) comprising part of any Seller Product or Service, (C) used in the development or the utilization of the software described in clauses (A) and (B) of this paragraph; and (D) all derivative works of any of the software described in clauses (A) through (C) of this paragraph.

“Source Code” means the software programming code expressed in human readable language including complete maintenance documentation, procedures, flow charts, schematic diagrams and annotations which comprise the precoding detail design specification, and all other material necessary by industry standards to allow a reasonably skilled programmer or analyst to maintain and enhance the Software.

“Straddle Period” means any taxable period beginning on or prior to and ending after the date of the Closing.

“Subsidiary” of an entity means a corporation or other business entity in which such entity owns, directly or indirectly, at least a 50% interest or that is otherwise, directly or indirectly, controlled by such entity.

“SVB Credit Agreement” means, collectively, that certain Loan and Security Agreement by and among SVB, Seller and TELOS Bermuda, dated June 8, 2000, as amended September 9, 2000 and those Loan Modification Agreements by and among SVB, Seller and TELOS Bermuda, dated July 5, 2001, May 14, 2003 and December 2, 2003.

“Tax” (and, with correlative meaning, “Taxes”) means (A) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental entity responsible for the imposition of any such tax (domestic or foreign), (B) any liability for the payment of any amounts of the type described in clause (A) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period, and (C) any liability for the payment of any amounts of the type described in clause (A) or (B) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to indemnify any other Person.

“Tax Return” means any return, declaration, report, election, claim for refund or information return or other statement or form filed or required to be filed with any Governmental Authority relating to Taxes, including any schedule or attachment thereto or any amendment thereof.

“Transaction Expenses” means all costs and expenses incurred by Seller or Buyer, as applicable, in connection with the Asset Purchase and this Agreement and the transactions contemplated hereby (including any fees and expenses of legal counsel, financial advisors, investment bankers and accountants).

“3Com Litigation” means the default judgment of $125,525.85 plus costs and interest rendered in 3Com Corp v. TELOS Technology (Canada), Inc. (Cal. Sup.Ct.).

Other capitalized terms defined elsewhere in this Agreement and not defined in this Article 1 shall have the meanings assigned to such terms in this Agreement.

ARTICLE 2
THE ASSET PURCHASE

2.1                                 Purchase and Sale.

(a)                                  Upon the terms and subject to the conditions of this Agreement, Buyer agrees to purchase, or cause to be purchased, from each Telos Seller and each Telos Seller agrees to sell, transfer, convey, assign and deliver, or cause to be sold, transferred, conveyed, assigned and delivered, to Buyer or a Person designated by Buyer at Closing all of its right, title and interest in and to all of its respective assets, properties and business of every kind and description, wherever located, real, personal or mixed, tangible or intangible, free and clear of any Encumbrances whatsoever (other than Permitted Encumbrances), other than any Excluded Assets (as defined below), including, without limitation, the following (collectively, the “Purchased Assets”):

(i)                                     All of the tangible assets of each Telos Seller, including:

(1)          All inventory (consisting of raw materials, work in process and finished goods);

(2)          All furniture, fixtures, equipment, furnishings, office supplies, servers, networking equipment and other tangible personal property; and

(3)          All tangible embodiments of Software, specifications, schematics, designs, drawings, blue prints, models, sketches, technical manuals, operating manuals, flow charts and related files for the Seller Product or Services owned by or in possession of any Telos Seller.

(ii)                                  All transferable licenses, permits and authorizations relating to any governmental authorization (including any general business licenses to conduct business in a particular jurisdiction and the like) (the “Permits”) (or to the extent such Permits are not freely transferable by the holder thereof, all rights, title and interest of the Telos Sellers in such Permits to the full extent such right, title or interest may be transferred), and any pending applications for any Permits, and copies of all reports and certifications related to the Permits or to other similar licenses, permits and authorizations that are not transferable;

(iii)                               All cash, cash equivalents, bank accounts, securities and investments;

(iv)                              The Seller-Owned IP Rights that are owned by each Telos Seller, copies and tangible embodiments thereof in whatever form or medium, all rights in any of the foregoing provided by international treaties or conventions, and all rights to sue and recover for damages for past, present and future infringement, dilution, misappropriation, violation, unlawful imitation or breach thereof;

(v)                                 All goodwill of each Telos Seller;

(vi)                              All prepaid expenses, security deposits or advances paid by any Telos Seller;

(vii)                           To the extent assignable, all rights of each Telos Seller under all warranties, representations and guarantees made by suppliers, distributors, manufacturers or contractors;

(viii)                        All transferable rights of each Telos Seller under all Contracts to which such Telos Seller is a party and which is related to the Business and/or the Purchased Assets, including each listed on Schedule 2.1(a)(viii) including any amendments, supplements and modifications thereto but excluding the Excluded Contracts (collectively, the “Assumed Contracts”);

(ix)                                All accounts receivable of the Telos Sellers and related deposits, security or collateral therefor, including recoverable customer deposits;

(x)                                   All rights under any purchase orders to purchase any inventory, or to sell any Seller Product or Service;

(xi)                                All marketing, sales and promotional literature relating to any Seller Product or Service owned by or in the possession of any Telos Seller;

(xii)                             Copies of all books, records, files or correspondence, whether in hard copy or computer format, relating in any manner to the Business in the possession of any Telos Seller, including (A) engineering information, manuals and data, (B) (to the extent permitted by Applicable Law) personnel and payroll records of the employees of each Telos

Seller, (C) all customer and vendor records, (D) all records of present and former suppliers, (E) copies of any information relating to Taxes imposed on the Purchased Assets, and (F) copies of all lists of leads, and the right to use all of the foregoing in this paragraph (xii); provided, however, that Seller shall retain the right to retain copies of, and use, the information contained in the items in this paragraph (xii) solely for purposes of liquidating the Telos Sellers and for Tax purposes;

(xiii)                          all rights, privileges, claims, demands, refunds, indemnification agreements in favor of each Telos Seller with, and indemnification and similar rights against, third parties;

(xiv)                         all insurance proceeds or claims under insurance policies in effect as of the date hereof arising out of any claims made or damages to any Purchased Assets on or after the date hereof; and

(xv)                            all rights or claims against former employees or consultants.

(b)                                 Excluded Assets.  The following assets and properties of the Telos Sellers (the “Excluded Assets”) shall be excluded from the Purchased Assets:

(i)                                     Any rights related to, and any rights or claims against any third party related to, any Excluded Liability (including any rights or claims that may be asserted as a defense to, or counterclaim or offset against, any Excluded Liability);

(ii)                                  Any amounts payable to, or claims or causes of action of, any of the Telos Sellers in respect of Taxes, including duty drawbacks, Tax credits and Taxes refundable to any Telos Seller in respect of transactions completed prior to the Closing or in respect of any period or portion thereof ending on or prior to the Closing;

(iii)                               Any refunds due from, or payments due on, claims with insurers in respect of losses, Liabilities or damages arising prior to the date hereof and for which a claim has been made with the insurer prior to the date hereof;

(iv)                              All books, documents, records and files prepared in connection with or relating to the transactions contemplated by this Agreement;

(v)                                 All income Tax Returns and financial statements of Telos Sellers, and all minute books, stock record books and other corporate records of Telos Sellers;

(vi)                              Any capital stock of any Subsidiaries of any Telos Seller;

(vii)                           The Excluded Contracts;

(viii)                        Any rights or claims with respect to intercompany debt or Liabilities between or among the Telos Sellers; and

(ix)                                Those assets listed on Schedule 2.1(b).

(c)                                  Assumption of Liabilities.  Subject to the terms and conditions of this Agreement, upon the Closing, Buyer will assume, and promptly pay, perform and discharge when due, the Assumed Liabilities, including payment and discharge of those Assumed Liabilities listed on Schedule 2.1(c) upon the Closing.

(d)                                 Excluded Liabilities.  Notwithstanding any provision in this Agreement, or any schedule or exhibit hereto and regardless of any disclosure to Buyer, the Telos Sellers shall retain, and shall promptly pay, perform and discharge when due, and Buyer shall not assume or have any responsibility for (i) except as set forth in subparagraphs (vi) and (vii) of the definition of “Assumed Liabilities” in Article 1 hereof, any Liabilities of any Telos Seller that may have accrued prior to Closing with respect to directors, officers, employees or consultants of such Telos Seller (including, without limitation, in respect of accrued vacation and accrued compensation) and, except as set forth in Section 6.10, any Liabilities of any Telos Seller that may accrue on or after the Closing with respect to any such person who is not a Transferring Employee (as defined in Section 6.10) as of the Closing, (ii) any Liabilities of any Telos Seller for Taxes, (iii) any Liabilities of any Telos Seller for contingent payments to interWAVE Communications International, Limited pursuant to the Technology Licensing Agreement by and between interWAVE Communications International Ltd., interWAVE Advanced Communications, Inc. and Seller on October 10, 2002; (iv) any Liabilities of any Telos Seller pursuant to any claims, judgments or arbitration awards against such Telos Seller with respect to any tort, breach of contract (other than warranties with respect to Seller Products or Services and which are Assumed Liabilities) or violation of law prior to the Closing by such Telos Seller (other than with respect to Comscape or the 3Com Litigation), (v) all Liabilities relating to or arising out of the Excluded Assets or the Excluded Contracts, (vi) all Liabilities of Seller arising under the Management Incentive Plan–M&A of Seller and all Liabilities of Seller arising under the Technical Personnel Retention Bonus Program of Seller; (vii) all Liabilities relating to or arising out of the matters listed on Schedule 2.1(d) or (viii) any other Liabilities of any Telos Seller other than the Assumed Liabilities (such Liabilities of the Telos Sellers other than the Assumed Liabilities, the “Excluded Liabilities”).

(e)                                  Conveyance of Assets.  The sale, conveyance, assignment, transfer and delivery of the Purchased Assets, and assumption by Buyer of the Assumed Liabilities, will be effected by execution and delivery by each Telos Seller and Buyer (or one or more Subsidiaries of Buyer designated by Buyer), as applicable, at the Closing of (i) a duly executed Bill of Sale and Assumption Agreement in the attached hereto as Exhibit C, (ii) instruments of assignment assigning each Telos Seller’s interest in and to the Seller-Owned IP Rights owned by it, including all registered Intellectual Property and pending applications with respect thereto pursuant to the form of Assignment of Patent Rights attached hereto as Exhibit E (the “Patent Assignment”) and the form of Assignment of Trademarks attached hereto as Exhibit G (the “Trademark and Domain Name Assignments”), (iii)  such other good and sufficient instruments of sale, conveyance, transfer and assignment  as the parties shall reasonably agree as necessary to vest in Buyer (or Buyer’s designee) good and valid title to the Purchased Assets free and clear of all Encumbrances, except for Permitted Encumbrances (collectively, the “Other Instruments”).

(f)                                    Non-Assignable Assets.  Notwithstanding anything contained herein to the contrary, this Agreement shall not require the assignment or sublicense of any of the Contracts or

Permits where such assignment would constitute a breach thereof but which would otherwise be included in the Purchased Assets (the “Non-Assignable Assets”).  Each Telos Seller shall, prior to and after the Closing Date, use its reasonable best efforts, and Buyer shall cooperate in all reasonable respects with such Telos Seller, to obtain all consents and waivers necessary to convey and assign (or sublicense, in the case of Contracts consisting of licenses) any Non-Assignable Assets to the Buyer; provided, however, that neither any Telos Seller nor Buyer shall be required to make any material payments to any third parties to obtain any such consents.  If any such Non-Assignable Assets are not able to be assigned or transferred (whether because a consent in respect of any Non-Assignable Assets could not be obtained or otherwise), (i) the relevant Telos Seller holding such Non-Assignable Asset shall use its commercially reasonable efforts (without the expenditure, in the aggregate, of material personnel resources or any out-of-pocket payments to third parties) to provide or cause to be provided to Buyer, to the extent permitted by Applicable Law, the benefits of any such Non-Assignable Asset and shall cooperate with Buyer in any reasonable arrangement designed to provide Buyer the material benefits intended to be assigned under such Non-Assignable Asset, including enforcement at the cost and for the account of Buyer of any and all rights of such Telos Seller against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise; (ii) each Telos Seller shall (to the extent Buyer has undertaken and performed the responsibilities thereunder) promptly pay or cause to be paid to Buyer all monies received by such Telos Seller with respect to any such Non-Assignable Asset; and (iii) (to the extent that Buyer has been provided the benefit of such Non-Assignable Asset) the Buyer shall perform and discharge on behalf of the applicable Telos Seller, and defend and indemnify such Telos Seller against, and hold harmless such Telos Seller from, all of such Telos Seller’s Liabilities, if any, with respect to such Non-Assignable Asset subject to and in accordance with the provisions thereof.  Except as set forth in Article 9, the failure by any Telos Seller to assign at Closing any Contract or Permit shall not relieve any of the parties hereto from its respective obligations to consummate the transactions contemplated by this Agreement; provided however that any Non-Assignable Assets that are not assigned to Buyer within a reasonable period of time after the Closing and with respect to which the material benefits of such Non-Assignable Asset have not been provided to Buyer shall be deemed Excluded Assets and all Liabilities relating to or arising in connection with such Excluded Assets shall be deemed Excluded Liabilities (except to the extent that such Liability constitutes an Assumed Liability that has previously been taken into account in the working capital adjustment contemplated by Section 2.8 hereof, in which event such Liability shall remain an Assumed Liability to be discharged by Buyer).

2.2                                 Purchase Price.

(a)                                  Purchase Price.  The aggregate purchase price for the Purchased Assets shall be cash in the amount of twenty-nine million United States dollars (US$29,000,000) (the “Purchase Price”), subject to the holdback of certain amounts as provided in Section 2.2(b) and Section 2.3 plus the right to receive the Earnout (as defined in Section 3.1) as set forth in Article 3, in each case, as further modified by Section 2.4, Section 11.4 and Section 11.10.

(b)                                 Initial Payment.  On the terms and subject to the conditions set forth in this Agreement, Buyer shall, at the Closing, pay cash in the aggregate amount equal to twenty-nine million United Sates dollars (US$29,000,000) (the “Initial Payment”) less the Escrow Cash and the Holdback Cash by wire transfer of immediately available funds to (i)

creditors of the Telos Sellers on behalf of the Telos Sellers as set forth in Schedule 2.2(b) and (ii) the remainder to the Telos Sellers in such proportions as directed by Seller in writing delivered to Buyer no less than three days prior to the Closing Date to a bank account or bank accounts designated by Seller in writing prior to the Closing.

(c)                                  Allocation of Purchase Price.  After the Closing, Buyer and Seller shall, in good faith, use reasonable best efforts to allocate the sum of the Purchase Price and the Assumed Liabilities among the Purchased Assets in accordance with the principles of Section 1060 of the Code and the Treasury Regulations thereunder (the “Purchase Price Allocation”) and cooperate in the preparation of IRS Form 8594 (the “Asset Acquisition Statement”) in accordance with the Purchase Price Allocation for timely filing with their respective federal income Tax Returns.  Any subsequent adjustments to the sum of the Purchase Price and Assumed Liabilities shall be reflected in the Purchase Price Allocation in a manner consistent with Section 1060 of the Code and the applicable Treasury Regulations.  If Buyer and Seller shall have agreed on a Purchase Price Allocation and an Asset Acquisition Statement, then Buyer and Seller shall file the Asset Acquisition Statement in the form so agreed with the IRS and neither Buyer nor Seller shall take a position that is inconsistent with the Purchase Price Allocation in any filings, declarations or reports with the IRS and such parties hereby agree to make consistent use of such allocation for all Tax purposes, provided that, if Buyer and Seller cannot agree to a Purchase Price Allocation, each party may report a Purchase Price Allocation that, in its sole discretion, is consistent with Section 1060 of the Code and the Regulations thereunder.

(d)                                 Application of Proceeds.  Seller shall cause the Telos Sellers to use the proceeds received by the Telos Sellers pursuant to Section 2.2(b) to be used, on or after the Closing Date, the payments and distributions as set forth in Schedule 2.2(d).  Seller shall cause the Telos Sellers to use the proceeds received by the Telos Sellers from the Escrow Cash, the Working Capital Adjustment Cash and the Earnout to make the payments and distributions set forth in Schedule 2.2(d) in the event the payments pursuant to Section 2.2(b) were not sufficient to satisfy all obligations set forth on Schedule 2.2(d).

(e)                                  Withholding.  The Buyer may deduct from the Purchase Price (including any payment of Escrow Cash or Earnout payment) any amount which is required to be withheld and deducted under the Code (or other applicable Tax law).  Any amount so withheld and deducted shall be remitted by the Buyer to the appropriate Governmental Authority on a timely basis.  The Buyer shall provide to the Seller, on a timely basis, evidence that any such amount has in fact been remitted to the appropriate Governmental Authority.

2.3                                 Escrow.  At the Closing, Buyer shall withhold the Escrow Cash from the cash payable pursuant to Section 2.2(b) to the Telos Sellers (in an allocation to be provided in writing by Seller to Buyer prior to Closing) and deposit the Escrow Cash in an account (the “Escrow Account”) with an escrow agent (the “Escrow Agent”), in each case as set forth in the Escrow Agreement, to be held and administered according to the Escrow Agreement.  The Escrow Agent will hold and distribute the Escrow Cash in accordance with the terms and conditions of the Escrow Agreement.  The costs and expenses relating to the Escrow Agent will be borne solely by Buyer.  For Tax reporting and withholding purposes, all investment income earned upon the Escrow Cash shall be allocated as provided in the Escrow Agreement.

2.4                                 Working Capital Adjustment Cash.  At the Closing, Buyer shall withhold the Holdback Cash from the cash payable pursuant to Section 2.2(b) to the Telos Sellers and deposit the Holdback Cash plus an additional two million five hundred thousand United States dollars (US $2,500,000) (such sum, the “Working Capital Adjustment Cash”) in the Escrow Account with the Escrow Agent, to be held and administered according to the Escrow Agreement.  The Escrow Agent will hold and distribute the Working Capital Adjustment Cash in accordance with the terms and conditions of the Escrow Agreement.  For Tax reporting and withholding purposes, all investment income earned upon the Working Capital Adjustment Cash shall be allocated as provided in the Escrow Agreement.

2.5                                 The Closing.  Subject to termination of this Agreement as provided in Article 10, the closing of the transactions to consummate the Asset Purchase (the “Closing”) will take place at the offices of Fenwick & West LLP, 801 California Street, Mountain View, California at 10:00 a.m., Pacific Time as soon as practicable, and in any event within two business days, after all of the conditions to Closing set forth in Article 8 and Article 9 (other than those conditions that, by their nature, can only be satisfied at the Closing) have been satisfied and/or waived in accordance with this Agreement, or at such other place, time or date as Buyer and Seller may mutually agree (the “Closing Date”).

2.6                                 Delivery of Purchased Assets.  At the Closing, each Telos Seller shall deliver the Purchased Assets to be transferred by such Telos Seller hereunder to Buyer (or one or more subsidiaries of Buyer designated by Buyer) at such Telos Seller’s principal place of business or at such other location and times and by such other means as are agreed by the parties.  Each Telos Seller agrees to deliver and Buyer agrees to accept delivery of the Purchased Assets in any manner reasonably acceptable to the parties which would legally minimize the incurrence of transfer, and sales and use Taxes, including the delivery of any Software solely in electronic form.

2.7                                 Post-Closing Arrangements.  Except as set forth in any other agreement between the parties hereto, at the Closing all data processing, accounting, insurance, banking, personnel, legal, communications and other products and services provided to the Business by Telos Sellers or any of its Affiliates, including any agreements or understandings (written or oral) with respect thereto, will terminate without any further action or liability on the part of the parties thereto.

2.8                                 Post-Closing Purchase Price Adjustment.

(a)                                  On the tenth (10th) business day following the completion and acceptance by each party hereto, in accordance with this Section 2.8, of a Final Statement (as defined below) of the Working Capital of the Business (as defined below) as of the close of business on the Closing Date:

(i)                                     if the Working Capital of the Business is less than $0 as of the Closing, then Buyer and Seller shall instruct Escrow Agent to pay to the Seller (or such other Telos Seller as Seller may designate) cash in the amount of (A) the Holdback Cash less (B) the amount by which the Working Capital of the Business is less than $0; or

(ii)                                  if the Working Capital of the Business is equal to or greater than $0 as of the Closing, then Buyer and Seller shall instruct Escrow Agent to pay to the Seller (or such other Telos Seller as Seller may designate) cash in an amount equal to the sum of (A) the Holdback Cash plus (B) the amount by which the Working Capital of the Business is more than $0, which sum shall not exceed the total amount of the Working Capital Adjustment Cash.

Any portion of the Working Capital Adjustment Cash not required to be distributed to the Telos Sellers pursuant to this Section 2.8 shall be returned to Buyer and Buyer and Seller shall instruct Escrow Agent to return such funds.

(b)                                 The Final Statement shall be prepared by Seller in the following manner:

(i)                                     within thirty (30) days after the Closing Date, Seller shall deliver to Buyer the Final Statement, fairly and accurately presenting the Working Capital of the Business as of the close of business on the Closing Date.  The Final Statement shall be accompanied by a report setting forth a calculation, in reasonable detail, of the Working Capital of the Business, as reflected in the Final Statement, setting forth the value, determined in accordance with GAAP, of each Current Asset and Current Liability (as such terms are modified by Section 2.8(b)(iv));

(ii)                                  following the Closing, each party shall give the other party hereto and any independent auditors and authorized representatives of such other party full access at all reasonable times to the properties, books, records and personnel of the Business in their possession, custody or control relating to periods prior to the Closing Date for purposes of preparing, reviewing and resolving any disputes concerning the Final Statement.  Within forty-five (45) days following the delivery to Buyer of the Final Statement, Buyer shall notify Seller of any dispute of any item contained in the Final Statement, which notice shall set forth in reasonable detail the basis for such dispute (which may be based on the failure of any asset or liability to be valued accurately or in accordance with GAAP or the omission of any asset, or inclusion of any liability, that Buyer in good faith believes should be included or omitted in accordance with GAAP).  If Buyer fails to notify Seller of any such dispute within such forty-five (45) day period, the Final Statement shall be deemed to be accepted by Buyer.  In the event that Buyer shall so notify Seller of any dispute, Buyer and Seller shall cooperate in good faith to resolve such dispute as promptly as possible; and

(iii)                               if Buyer and Seller are unable to resolve any such dispute within thirty (30) days of Buyer’s delivery of such notice (the “Resolution Period”), then all amounts remaining in dispute shall be submitted to a “big four” independent accounting firm (the “Independent Accounting Firm”) selected by Seller and Buyer within ten (10) days after the expiration of the Resolution Period.  If Seller and Buyer are unable to agree on the Independent Accounting Firm, then Buyer and Seller shall each have the right to request the American Arbitration Association to appoint the Independent Accounting Firm, which shall be a firm that has not had a material relationship with Telos Sellers or Buyer and/or its Affiliates within the past two (2) year period prior to the Closing.  Each party agrees to execute, if requested by the Independent Accounting Firm, an engagement letter containing customary terms.  All fees and expenses relating to the work, if any, to be performed by the Independent Accounting Firm shall be borne equally by Seller and Buyer.  The Independent Accounting Firm

shall act as an arbitrator to determine only those issues still in dispute and shall be limited to those adjustments, if any, that need be made to the Final Statement to comply with GAAP and the standards referred to in this Agreement.  The Independent Accounting Firm’s determination shall be requested to be made within thirty (30) days of its selection, shall be set forth in a written statement delivered to Seller and Buyer and shall be final, binding and conclusive.  The Final Statement, as may be modified by the resolution of any disputes by Buyer and Telos Sellers or by the Independent Accounting Firm, as applicable, shall be the “Final Statement.”

(iv)                              The term “Working Capital of the Business” means the value of Current Assets less the value of Current Liabilities; provided, that, for purposes of the calculation of Working Capital of the Business (A) interest not related to the SVB Credit Agreement or accrued salary of Jack Mar and Ron McLeod shall be excluded from Interest Payable, (B) the effect of the payment or accrual of Transaction Expenses shall be excluded from the value of each line item affected thereby, (C) the value of the Cash and Investments line item shall be increased by the amount of the out-of-pocket cost, up to a maximum of $120,000 to Seller of the directors’ and officers’ Liability Insurance purchased in accordance with Section 7.5 and (D) the value of any Current Liability or portion thereof that is deemed an Excluded Liability pursuant to Section 2.1(f) shall be excluded from Current Liabilities.

(v)                                 The amounts, if any, referred to in Section 2.8(a) shall be delivered by the Escrow Agent by wire transfer to the Telos Sellers and/or Buyer, as applicable, in immediately available funds to an account or accounts as designated in writing by Seller and/or Buyer as applicable.

ARTICLE 3
EARNOUT

3.1                                 Earnout.  Earnout.  On the forty fifth (45th) calendar day (or next business day if such calendar day is not a business day) (“Earnout Distribution Date”) after June 30, 2005, Buyer shall pay to Seller (or such other Tiger Sellers as Seller may designate) an amount in cash (the “Earnout”) equal to $2.00 for each $1.00 of revenue recognized by Buyer or any of its Affiliates or Subsidiaries, as determined in accordance with GAAP and, to the extent consistent therewith, Buyer’s revenue recognition policies applied to similar products and services, from the sale, license or provision of Seller Products or Services in excess of ten million dollars ($10,000,000) during the period beginning on the Closing Date and ending June 30, 2005 (the “Earnout Period”); provided that no Earnout payment shall be due or payable if the recognized revenue from the sale, license or provision of Seller Products or Services during the Earnout Period is less than ten million dollars ($10,000,000); and provided, further, that in no event shall the Earnout exceed nineteen million United States dollars (US$19,000,000).  Solely for purposes of determining the amount of recognized revenues for the purpose of determining the Earnout and not for GAAP reporting purposes, Buyer will be deemed to have recognized additional revenue, in an amount not to exceed US$250,000, equal to the amount of cash received by Buyer following the Closing Date relating to Seller Products or Services shipped prior to the Closing Date and with respect to which neither Seller nor Buyer recognized revenue (in accordance with their respective revenue recognition policies).  The following shall be specifically excluded from the calculation of recognized revenue from the sale, license or provision of Seller Product or Services for the purposes of calculating the Earnout:

(a) intercompany sales (sales to entities controlled by Buyer) and (b) all recognized revenue attributable to the sale, license or provision of Buyer product or services, other than the Seller Products or Services.  With respect to any Seller Product or Service recalled prior to June 30, 2005, such recognized revenue shall be calculated net of any costs, and reductions in recognized revenue, or reversals of recognized revenue resulting from such recall; provided that the foregoing shall not apply to components returned by customers in the ordinary course of business for repair or replacement pursuant to the warranty provided to such customers.  For the purpose of calculation of the Earnout, recognized revenues with respect to the sale, license or provision of Seller Products or Services shall be calculated on the basis of the accounting policies in effect at Buyer at the time of the recognition of the revenue to the extent consistent with GAAP.

3.2                                 Books and Records; Audit or Review by Seller.  During the period that the Earnout is being determined, Buyer shall maintain books and records, internal controls and accounting systems reasonably sufficient for the purpose of determining the sale, license or provision of Seller Products or Services, the revenue earned or accrued with respect thereto, and making all other determinations necessary for the determination of the Earnout.  During the Earnout Period, Seller, or a duly appointed representative of the stockholders of Seller (the “Representative”), may conduct a single audit or review of the consolidated books of Buyer, its Affiliates and its Subsidiaries in which the information regarding revenue attributable to sales, licensing or provision of Seller Product or Services is recorded, and Buyer’s records supporting its entries in those books, provided that such audit or review shall be performed during normal business hours and at the place where those books and records are normally kept, provided that following receipt of the Earnout Notice (as defined in Section 3.4) until the final and binding determination of the Earnout Amount in accordance with Section 3.4, Seller, or the Representative, and its respective advisers and agents shall be given all such access as they may reasonably require to such books and records during Buyer’s normal business hours, and access to any personnel or representatives of Buyer and any of its Affiliates or Subsidiaries, as they may reasonably require for the purposes of resolving any disputes regarding the determination of revenues during the Earnout Period and/or the calculation of the Earnout.  Seller, or the Representative, as applicable, shall bear all costs incurred by it in connection with any such audit or review unless such audit or review reveals a deficiency in the amount of the Earnout payable to the Tiger Sellers set out in the Earnout Notice of greater than five (5%) percent as agreed by Seller, or the Representative, as applicable, and Buyer in the resolution of any dispute pursuant to Section 3.4(b), in which event Buyer shall pay for the costs of such audit or review, and provided further that, in the event any dispute is referred to arbitration pursuant to Section 3.4(b) and Seller, or the Representative, as applicable, is the prevailing party in such arbitration, the costs recoverable by Seller, or the Representative, as applicable, from Buyer shall include such audit or review costs.

3.3                                 Buyer Sales Support.  Buyer hereby covenants to act in good faith throughout the Earnout Period and thereafter for the purposes of determining the Earnout Payment and to use its commercially reasonable efforts to sell, license and provide Seller Products or Services during the Earnout Period consistent with the long-term business plan of Buyer in a manner that is intended to generate GAAP reportable recognized revenues during the Earnout Period of up to $19,500,000, provided that Buyer shall have full freedom and flexibility with respect to decisions made in a commercially reasonable manner concerning marketing and development of Seller

Products or Services applying those standards generally employed by Buyer when making similar decisions with respect to other product and service lines of Buyer.  In particular, during the Earnout Period:

(i)                                     Buyer shall use commercially reasonable efforts to cause the division or business unit of Buyer primarily responsible for the operation of the Purchased Assets (the “Seller Product Division”), or any successor thereto, to continue to manufacture, sell and provide post sales support for each of the Seller Products or Services, as such Seller Products or Services may be modified from time to time;

(ii)                                  Buyer shall not adopt a sales commission structure for Seller Products or Services that disincentivises the sale of Seller Products or Services relative to Buyer products or services by the Buyer’s sales employees; and

(iii)                               Buyer shall commit working capital, marketing, research and development and other information resources, personnel and facilities of Buyer or any of its Affiliates or Subsidiaries to the Seller Product Division to support the sale, licensing and provision of Seller Products or Services on at least the same basis as such resources are provided to other divisions, business units or product lines within the Buyer group.

3.4                                 Buyer shall use commercially reasonable efforts to preserve the relationships of the Business with respect to customers, suppliers, licensors, licensees, and distributors, employees and others having business dealings with any Tiger Seller as of the Closing Date.

3.5                                 Earnout Distributions.

(a)                                  Earnout Notice.  Subject to the terms of this Article 3, within thirty (30) calendar days following the end of the Earnout Period, Buyer shall deliver to Seller (1) a memorandum (the “Earnout Notice”) (A) stating the dollar value of the cash to be paid pursuant to the Earnout, if any, and (B) specifying in reasonable detail Buyer’s calculation of such dollar value, and (C) attaching documentation demonstrating the basis for such calculation, and (2) payment of such amount of cash with respect to the Earnout.

(b)                                 Seller Objection.  Seller shall, within thirty (30) calendar days after delivery of the Earnout Notice, deliver to Buyer in writing any objection thereto.  Any such objection shall be in reasonable detail and include the specific component or components of Buyer’s Earnout calculation in dispute.  To the extent not specifically and expressly disputed in a timely manner, Buyer’s Earnout calculation shall be conclusive and binding on Seller absent manifest error.  If Seller objects in writing to Buyer’s Earnout calculation prior to the expiration of such thirty (30) calendar day period, Buyer and Seller shall use their reasonable best efforts to resolve such dispute as promptly as possible.  If Buyer and Seller are unable to resolve any such dispute within thirty (30) business days of Seller’s delivery of such written objection, then all amounts remaining in dispute shall be submitted to binding arbitration in accordance with the terms and provisions of Section 11.8(c).

3.6                                 Earnout as Asset Purchase Consideration.  Any Earnout payable to Seller pursuant to this Article 3 will not constitute compensation for services but rather will constitute part of the consideration for the Purchased Assets acquired by Buyer in the Asset Purchase.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to the exceptions set forth in the disclosure letter of Seller addressed to Buyer, dated as of the Agreement Date and delivered to Buyer concurrently with the parties’ execution of this Agreement (the “Seller Disclosure Letter”), Seller represents and warrants to Buyer as set forth below in this Article 4.  The Seller Disclosure Letter shall be arranged in separate parts corresponding to the numbered and lettered sections contained in this Agreement, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify the particular provision set forth in the corresponding numbered or lettered section in this Agreement, as applicable, and all other provisions of this Agreement to which the relevance of such information is reasonably apparent from the text of such disclosure.

4.1                                 Organization and Good Standing.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has continuously been in good standing under the laws of the State of Delaware at all times since its inception.  Each of Seller’s Subsidiaries is a corporation duly organized, validly existing and, where the concept is applicable, in good standing, under the laws of the jurisdiction of its incorporation.  Telos Sellers have the corporate power and authority to own, operate and lease its properties and to carry on the Business.  Each Telos Seller is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary (each such jurisdiction being listed on Schedule 4.1 of the Seller Disclosure Letter).  Seller has delivered or made available to Buyer’s legal counsel true and complete copies of the currently effective Certificate of Incorporation and Bylaws of Seller and the equivalent charter documents of each of its Subsidiaries, each as amended to date.  Neither Seller nor any of its Subsidiaries is in violation of its Articles of Association or Memorandum of Association or Certificate of Incorporation or Bylaws, as applicable, each as amended to date.

4.2                                 Subsidiaries.  Schedule 4.2(b) of the Seller Disclosure Letter lists each of Seller’s Subsidiaries as of the date hereof, each of which is wholly-owned, directly or indirectly, by Seller.  Except as set forth in Schedule 4.2(b) of the Seller Disclosure Letter, neither Seller nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in or any interest convertible, exchangeable or exercisable for, any equity or similar interest in, any Person.

4.3                                 Power, Authorization and Validity.

(a)                                  Power and Authority.  Subject to approval of the Asset Purchase and the adoption of this Agreement by (i) holders of a majority of the outstanding shares of Seller Common Stock and Seller Preferred Stock (voting together as a single voting class on an as-converted to Seller Common Stock basis), (ii) holders of a majority of the outstanding shares of Series B Stock (voting as a separate voting class), (iii) holders of at least seventy-five percent of the outstanding shares of Series C Stock (voting as a separate voting class), (iv) holders of a majority of the outstanding shares of Series D Stock (voting as a separate voting class), (v) holders of at least two-thirds of the outstanding shares of Series E Stock (voting as a separate voting class), (vi) holders of Seller Senior Convertible Notes representing at least two-thirds of the aggregate principal amount of all outstanding Seller Senior Convertible Notes, (collectively, the “Seller Stockholder Approval”), and subject to obtaining the corporate approvals of each other Telos Seller described in Schedule 4.3(a) of the Seller Disclosure Letter all of which have been obtained as of the date hereof, each Telos Seller has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the Seller Ancillary Agreements and to consummate the Asset Purchase.  The Asset Purchase and the execution, delivery and performance by each Telos Seller of this Agreement, each of the Seller Ancillary Agreements to which such Telos Seller is a party and all other agreements, transactions and actions contemplated to be entered into hereby or thereby by such Telos Seller, have been duly and validly approved and authorized by such Telos Seller’s Board of Directors by unanimous vote or written consent of the entire membership of such Telos Seller’s Board of Directors.  Seller and the Seller Stockholders listed on Exhibit A-1 have executed and delivered to Buyer the Voting Agreement under which such Seller Stockholders have delivered a written consent under which such Seller Stockholders have voted their shares of Seller Stock in favor of the Asset Purchase and the execution, delivery and performance by the Telos Sellers of this Agreement, each of the Seller Ancillary Agreements and all other agreements, transactions and actions contemplated hereby or thereby, which votes are sufficient to obtain the Seller Stockholder Approval.

(b)                                 No Consents.  No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority, or any other Person, governmental or otherwise, is necessary or required to be made or obtained by any Telos Seller to enable such Telos Seller to lawfully execute and deliver, enter into, and perform its obligations under this Agreement and each of the Seller Ancillary Agreements to which it is a party or to consummate the Asset Purchase, except for the Seller Stockholder Approval.

(c)                                  Enforceability.  This Agreement has been duly executed and delivered by each Telos Seller.  This Agreement and each of the Seller Ancillary Agreements are, or when executed by each Telos Seller, as applicable, shall be, valid and binding obligations of such Telos Seller, enforceable against such Telos Seller in accordance with their respective terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

4.4                                 Capitalization of Seller.

(a)                                  The authorized capital stock of Seller consists solely of 150,000,000 shares of Seller Common Stock and 112,700,000 shares of Seller Preferred Stock consisting of 1,200,000 shares designated as Series A Stock, 4,500,000 shares designated as Series B Stock, 7,000,000 shares designated as Series C Stock, 30,000,000 shares designated as Series D Stock and 70,000,000 shares designated as Series E Stock.  A total of 9,171,307 shares of Seller Common Stock; 1,200,000 shares of Series A Stock, 3,520,061 shares of Series B Stock, 5,342,771 shares of Series C Stock, 19,352,802 shares of Series D Stock and no shares of Series E Stock are issued and outstanding as of the date hereof.  Each share of Seller Preferred Stock is convertible into one share of Seller Common Stock.  Schedule 4.4(a) of the Seller Disclosure Letter sets forth, for issued and outstanding shares of Seller Capital Stock (i) the name of each Seller Stockholder and (ii) the numbers and kind of shares of Seller Capital Stock held by each Seller Stockholder.  No shares of Seller Capital Stock are issued or outstanding as of the date hereof that are not set forth on Schedule 4.4(a) of Seller Disclosure Letter.  Seller holds no treasury shares.  All issued and outstanding shares of Seller Capital Stock have been duly authorized and validly issued and are fully paid and nonassessable.

(b)                                 Application of Proceeds.  The application of the proceeds received by each Telos Seller set forth in Schedule 2.2(d) does not conflict with any provision of the Certificate of Incorporation or Bylaws of Seller, each as currently in effect, or the rights of any holders of Seller Capital Stock or securities, notes or other instruments convertible into or exchangeable for Seller Capital Stock.

(c)                                  No Appraisal Rights.  No holder of Seller Capital Stock has, or after the Closing Date will have, any dissenter’s or appraisal rights under Applicable Law with respect to the transactions contemplated by this Agreement.

4.5                                 No Conflict.  Except as set forth in Schedule 4.5 of the Seller Disclosure Letter, neither the execution and delivery of this Agreement or any of the Seller Ancillary Agreements by each Telos Seller, as applicable, nor the consummation of the Asset Purchase or any other transaction contemplated hereby or thereby, shall conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of, or constitute a default under, or require any consent under, or give to others any rights of termination, amendment or acceleration under:  (a) any provision of the Certificate of Incorporation or Bylaws of Seller, in the case of Seller or the charter documents of such Telos Seller, in the case of any other Telos Seller, each as currently in effect; (b) in any material respect any Applicable Law applicable to such Telos Seller or any of the Purchased Assets being transferred by such Telos Seller hereunder; or (c) any Seller Material Contract (as defined in Section 4.11) or any shareholder agreements or voting agreements with respect to Seller Capital Stock to which the Seller is a party, except, in the case of clause (c) where such conflict, termination, breach, impairment, violation, default, failure to obtain consent, or rights of termination, amendment or acceleration, would not have a material adverse effect on the Purchased Assets.

4.6                                 Litigation.  Except as set forth in Schedule 4.6 of the Seller Disclosure Letter, there is no action, suit, arbitration, mediation, proceeding, claim or investigation pending against Seller or its Subsidiaries (or, to Seller’s knowledge, against any officer, director or employee of Seller or its Subsidiaries in their capacity as such or relating to their employment, services or relationship with Seller or its Subsidiaries) before any Governmental Authority, arbitrator or mediator, other than complaints which may have been filed with a Governmental Authority but not yet served on Seller or its Subsidiaries, nor, to the knowledge of Seller, has any such action, suit, arbitration, mediation, proceeding, claim or investigation been threatened or filed with a Governmental Authority but not yet served on Seller or its Subsidiaries.  Except as set forth in Schedule 4.6 of the Seller Disclosure Letter, there is no judgment, decree, injunction, rule or order of any Governmental Authority, arbitrator or mediator outstanding against Seller or its Subsidiaries.  Except as set forth in Schedule 4.6 of the Seller Disclosure Letter, neither Seller nor any Subsidiary has any action, suit, arbitration, mediation, proceeding, claim or investigation pending against any Governmental Authority or other Person.

4.7                                 Taxes.  Except as set forth in Schedule 4.7 of the Seller Disclosure Schedule, each Telos Seller (a) has properly completed and timely filed all foreign, federal, state, local and municipal Tax Returns required to be filed by it, (b) has timely paid all material amounts of Taxes required to be paid by such Seller, (c) has established an adequate accrual or reserve in accordance with GAAP for the payment of all material amounts of Taxes payable in respect of the periods or portions thereof prior to the Balance Sheet Date (which accrual or reserve as of the Balance Sheet Date is fully reflected on the Seller Balance Sheet), (d) has made all necessary material estimated Tax payments, and (e) has no Liability for material amounts of Taxes in excess of the amount so paid or accruals or reserves so established except for Taxes subsequent to the Balance Sheet Date incurred in the ordinary course of business.  Each Telos Seller has not been a member of a consolidated, combined, unitary or aggregate group for Tax purposes (other than the group for which Seller is currently the common parent).  All Tax Returns in respect of which material amounts of Taxes are shown to be payable are true, correct and complete in all material respects, and Seller has provided Buyer with copies of such Tax Returns.  Neither Seller nor any of its Subsidiaries is delinquent in the payment of any material Tax or in the filing of any Tax Returns, and no deficiencies for any Tax have been threatened, claimed, proposed or assessed against Seller or any of its Subsidiaries or any of its respective officers, employees or agents in their capacity as such.  Neither Seller nor any of its Subsidiaries has received any written notification from the Internal Revenue Service or any other taxing agency or Governmental Authority regarding any material issues that (a) are currently pending before the Internal Revenue Service or any other taxing agency or Governmental Authority (including any sales or use taxing agency) regarding Seller or its Subsidiaries, or (b) have been raised by the Internal Revenue Service or other taxing agency or Governmental Authority and not yet finally resolved.  No Tax Return of Seller or its Subsidiaries is under audit by the Internal Revenue Service or any other taxing agency or Governmental Authority and any such past audits (if any) have been completed and fully resolved to the satisfaction of the applicable taxing agency or Governmental Authority conducting such audit and all Taxes determined by such audit to be due from Seller or its Subsidiaries have been paid in full to the applicable taxing agencies or Governmental Authorities.  No Tax liens are currently in effect against any of the Purchased Assets other than liens that arise by operation of law for Taxes not yet due and payable, for which reserves have been established in accordance with GAAP.  There is not in effect any waiver by Seller or its Subsidiaries of any statute of limitations with respect to any Taxes nor has Seller agreed to any extension of time for filing any Tax Return that has not been filed.  Each Telos Seller has complied (and until the Closing Date will comply) with all Applicable Law relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign law), has, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper taxing agencies and Governmental Authorities all amounts required to be so withheld and paid over under all Applicable Law (including Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act and relevant state income and employment Tax withholding laws), including federal and state income Taxes, and has timely filed all withholding Tax Returns.

4.8                                 Seller Financial Statements; Undisclosed Liability.

(a)                                  Seller Financial Statements.  Schedule 4.8(a) of the Seller Disclosure Letter includes the Seller Financial Statements.  The Seller Financial Statements:  (i) derived from and are in accordance with the books and records of Seller; (ii) fairly present the consolidated financial condition of Seller at the dates therein indicated and the consolidated results of operations and cash flows of Seller for the periods therein specified (subject, in the case of unaudited interim period financial statements, to normal recurring year-end audit adjustments), and (iii) have been prepared in accordance with GAAP applied on a basis consistent with prior periods (except that any Seller Financial Statements that are unaudited do not have notes thereto and are subject to normal recurring year-end audit adjustments).  All reserves established by Seller that are set forth in or reflected in the Seller Balance Sheet have been established in accordance with GAAP.  The 2003 Audited Financial Statements (as defined in Section 6.13):  (i) will be derived from and will be in accordance with the books and records of Seller; (ii) will fairly present the consolidated financial condition of Seller at the dates therein indicated and the consolidated results of operations and cash flows of Seller for the periods therein specified and (iii) will be prepared in accordance with GAAP applied on a basis consistent with prior periods.

(b)                                 Undisclosed Liabilities.  Except as set forth in Schedule 4.8(b) of the Seller Disclosure Letter, no Telos Seller has any Liability, except for those (i) shown on the Seller Balance Sheet, (ii) that were incurred after the Balance Sheet Date in the ordinary course of such Telos Seller’s business consistent with its past practices and which have not had and would not reasonably be expected to have a Material Adverse Effect on Seller, (iii) that are not required to be set forth in the Seller Balance Sheet under GAAP, or (iv) as otherwise disclosed herein or on the Seller Disclosure Letter or the Seller Financial Statements.

(c)                                  Accounts Receivable.  All accounts receivable of the Telos Sellers included in the Purchased Assets are, to the Seller’s knowledge, valid receivables subject to no setoffs, and are, to the Seller’s knowledge, current and collectible subject in each case only to the reserve for bad debts set forth on the face of the Seller Balance Sheet as such reserve may be adjusted with respect to operation of the Business and transactions entered into through the Closing Date in accordance with past practice of the Telos Sellers.

(d)                                 Inventories.  The inventories of the Telos Sellers are in good and merchantable condition in all material respects, are suitable and usable for the purposes for which they are intended and are in a condition such that they can be sold in the ordinary course of the business of the Telos Sellers consistent with past practice.  Each Telos Seller has good and marketable title to its inventories, if any, free and clear of all Encumbrances other than Permitted Encumbrances.

(e)                                  Competition.  Seller hereby represents and warrants that (i) Seller does not have (1) annual net sales of $10 million or more as stated on Seller’s last regularly prepared annual statement of income and expense or (2) total assets of $10 million or more as stated on the last regularly prepared balance sheet of Seller; (ii) the annual statement and balance sheet referenced in this paragraph include the annual net sales and total assets of all entities included within the Seller; and (iii) such annual statement and balance sheet have been prepared consistent with past practice (including without limitation, with respect to accounting principles) of Seller and have been prepared within 15 months prior to the date of execution of this agreement.

4.9                                 Title to Properties.  Except as set forth in Schedule 4.9(i) of the Seller Disclosure Letter, Telos Sellers have good and marketable title to all of the Purchased Assets, free and clear of all Encumbrances, other than Permitted Encumbrances.  Except as set forth in Schedule 4.9(i)

of the Seller Disclosure Letter, the Telos Sellers have the complete and unrestricted corporate power and unqualified right to sell, transfer, convey, assign and deliver the Purchased Assets to the Buyer without monetary penalty.  Except as set forth in Schedule 4.9(i) of the Seller Disclosure Letter, following the consummation of the transactions contemplated by this Agreement and the execution of the instruments of transfer contemplated by this Agreement, the Buyer will acquire good and marketable title to all of the Purchased Assets, free and clear of all Encumbrances, other than Permitted Encumbrances, and without incurring any monetary penalty.  Notwithstanding the foregoing in this Section 4.9, the representations and warranties of this Section 4.9 do not extend to Encumbrances arising out of or relating to any Intellectual Property, or rights related thereto, which Intellectual Property and related rights shall instead be governed by the representations and warranties of Seller set forth in Section 4.13 below.  All properties used in the operations of the Business are reflected on the Seller Balance Sheet to the extent required under GAAP to be so reflected.  All Purchased Assets consisting of machinery, vehicles, equipment and other tangible personal property are in good condition and repair, normal wear and tear excepted.  Schedule 4.9(ii) of the Seller Disclosure Letter lists all real property leased by the Seller and its Subsidiaries.  Seller or one of its Subsidiaries is in peaceful and undisturbed possession of each such parcel of leased real property and there are no contractual or legal restrictions that preclude or restrict the ability to use such leased real property for the purposes for which it is currently being used.  All leases of real or personal property to which Seller or any of its Subsidiaries is a party are, to Seller’s knowledge, in full force and effect.  To Seller’s knowledge, neither Seller nor any of its Subsidiaries is in violation of any zoning, building, safety or environmental ordinance, regulation or requirement or other law or regulation applicable to the operation of the Purchased Assets, nor has Seller received any written notice of violation of law with which it or any of its Subsidiaries has not complied.  Neither Seller nor any of its Subsidiaries owns any real property.  Schedule 4.9(iii) of the Seller Disclosure Letter sets forth all tangible Purchased Assets owned or leased by Seller or its Subsidiaries with an individual value of $50,000 or greater.  To Seller’s knowledge, Telos Sellers have access, on commercially reasonable terms, to all products and services reasonably necessary to carry on the Business.  The Purchased Assets and the Excluded Assets constitute all of the assets and properties used by Seller in the conduct of the Business.

4.10                           Absence of Certain Changes.  Except as set forth in Schedule 4.10 of the Seller Disclosure Letter, since the Balance Sheet Date, Seller has operated its business in the ordinary course consistent with its past practices, and since such date there has not been with respect to Seller (together with its Subsidiaries) any:

(a)                                  Material Adverse Change;

(b)                                 amendment or change in Seller’s Certificate of Incorporation or Bylaws or the organizational documents of any other Telos Seller;

(c)                                  incurrence, creation or assumption of (i) any Encumbrance on any of its material assets or properties (other than Permitted Encumbrances), (ii) any material Liability or any indebtedness for borrowed money (other than the issuance of Seller Convertible Notes), or (iii) any Liability as a guarantor or surety with respect to the obligations of others;

(d)                                 payment or discharge of any Encumbrance on any of its material assets or properties, or payment or discharge of any of its material Liabilities (other than the issuance of Seller Convertible Notes), in each case that was not either shown on the Seller Balance Sheet or incurred in the ordinary course of its business after the Balance Sheet Date in an amount not in excess of $75,000 for any single Liability to a particular creditor;

(e)                                  purchase, license, sale, grant, assignment or other disposition or transfer, or any agreement or other arrangement for the purchase, license, sale, assignment or other disposition or transfer, of any of its material assets (including Seller IP Rights (as defined in Section 4.13(a)) and other intangible assets), properties or goodwill other than the sale or nonexclusive license of its products to its customers in the ordinary course of its business consistent with its past practices;

(f)                                    damage, destruction or loss of any material property or material asset, whether or not covered by insurance, having a Material Adverse Effect;

(g)                                 declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, its capital stock, or any split, combination or recapitalization of its capital stock or any direct or indirect redemption, purchase or other acquisition of any of its capital stock or any change in any rights, preferences, privileges or restrictions of any of its outstanding securities (other than repurchases of stock in accordance with the Seller Option Plan or applicable Contracts in connection with the termination of service of employees or other service providers or as contemplated herein);

(h)                                 change or increase in the compensation payable or to become payable to any of its officers or employees, or in any bonus, pension, severance, retention, insurance or other benefit payment or arrangement (including stock awards, stock option grants, stock appreciation rights or stock option grants) made to or with any of such officers or employees (other than increases in the base salaries that do not exceed 20% of such base salaries);

(i)                                     change with respect to its management, supervisory or other key personnel, or any labor dispute or claim of unfair labor practices;

(j)                                     entering into, amendment of, relinquishment, termination or nonrenewal by it of any material Contract, other than in the ordinary course of its business consistent with its past practices, or any default by it under any such material Contract;

(k)                                  entering into by it of any transaction, contract, agreement, arrangement, commitment or undertaking that by its terms requires or contemplates a current and/or future financial commitment, expense (inclusive of overhead expense) or obligation on its part that involves in excess of $75,000 or that is not entered into in the ordinary course of its business consistent with its past practices;

(l)                                     except for the letter of intent between Buyer and Seller and dated as of April 6, 2004 relating to the transactions contemplated by this Agreement, making or entering into any Contract with respect to any acquisition, sale or transfer of any Purchased Asset or any stock of any Telos Seller;

(m)                               announcement of or any entry into any Contract to do any of the things described in the preceding clauses (a) through (m) (other than agreements with Buyer and its representatives regarding the transactions contemplated by this Agreement).

4.11                           Contracts, Agreements, Arrangements, Commitments and Undertakings.  Schedules 4.11(a)-(k) of the Seller Disclosure Letter set forth a list of each of the following Contracts to which Seller or any of its Subsidiaries is a party or to which Seller or any of its assets or properties is bound and that is currently in effect (each a “Seller Material Contract”):

(a)                                  any Contract providing for payments (whether fixed, contingent or otherwise) by or to it in an aggregate amount of $50,000 or more in 2004 or any year thereafter;

(b)                                 any Contract for or relating to the employment by it of any director, officer, employee or consultant, or any other type of Contract with any of its directors, officers, employees or consultants that is not terminable by it within 60 days without cost or other Liability other than severance in accordance with Seller’s severance policies as set forth in Schedule 4.11(b);

(c)                                  any indenture, mortgage, trust deed, promissory note, loan agreement, security agreement, guarantee or other Contract for or with respect to the borrowing of money, a line of credit, any currency exchange, commodities or other hedging arrangement, or a leasing transaction of a type required to be capitalized in accordance with Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board;

(d)                                 any lease or other Contract under which it is lessee of or holds or operates any material items of tangible personal property or real property owned by any third party;

(e)                                  any Contract with a Significant Customer (as defined in Section 4.23(a)) or Significant Supplier (as defined in Section 4.23(b));

(f)                                    any Contract for the future purchase, sale, license, provision or manufacture of products, materials, supplies, equipment or services requiring payment to or from it in an amount in excess of $50,000;

(g)                                 any material dealer, distributor, OEM (original equipment manufacturer), VAR (value added reseller), sales representative or similar Contract under which any third party is authorized to sell, sublicense, lease, distribute, market or take orders for any of its products, services or technology;

(h)                                 any Contract that restricts it from engaging in the Business; from participating or competing in any line of business or market; from freely setting prices for its products, services or technologies (including most favored customer pricing provisions) or from engaging in the Business in any market or geographic area;

(i)                                     any Seller IP Rights Agreement (as defined in Section 4.13(b));

(j)                                     any material Contract in which any of its officers or directors, or any stockholders of Seller, or any member of their immediate families, is directly or indirectly interested; or

(k)                                  any Contract with a Governmental Authority or any Governmental Permit (as defined in Section 4.14(b)).

A true and complete copy of each agreement or document required by these subsections (a)-(k) of this Section 4.11 to be listed on Schedule 4.11 of the Seller Disclosure Letter has been delivered or made available to Buyer’s legal counsel.  All Seller Material Contracts are in written form.

4.12                           No Default; No Restrictions.

(a)                                  (i) Each Seller Material Contract is a legal, valid and binding agreement in accordance with its respective terms; (ii) except as set forth in Schedule 4.12(a)(ii) of the Seller Disclosure Letter, no Telos Seller has received any claim of material default under or cancellation of any Seller Material Contract and no Telos Seller is in breach or violation of, or default under, any Seller Material Contract in any material respect; (iii) to the Seller’s knowledge, as of the date of this Agreement, no other party is in breach or violation of, or default under, any Seller Material Contract in any material respect; and (iv) neither the execution of this Agreement nor the consummation of any transactions contemplated by this Agreement shall constitute a default under, give rise to cancellation rights under, or otherwise materially adversely affect any of the rights of the Telos Sellers under any Seller Material Contract.

(b)                                 Except as listed in Schedule 4.11(h) of the Seller Disclosure Letter, neither Seller nor any of its Subsidiaries is a party to, and no material Purchased Asset is bound or affected by, any judgment, injunction, order, decree, Contract (noncompete or otherwise) that restricts or prohibits, or purports to restrict or prohibit, Seller or, following the Closing, Buyer, from freely engaging in the Business or from competing anywhere in the world (including any judgments, injunctions, orders, decrees, Contracts restricting the geographic area in which Seller or its Subsidiaries may sell, license, market, distribute or support any products or technology or provide services or restricting the markets, customers or industries that Seller or its Subsidiaries may address in operating the Business or restricting the prices that Seller or its Subsidiaries may charge for its products, technology or services (including most favored customer pricing provisions)).

4.13                           Intellectual Property.

(a)                                  Except as set forth in Schedule 4.13(a) of the Seller Disclosure Letter, to Seller’s knowledge, Seller or one of its Subsidiaries (i) owns and has independently developed or (ii) has the valid right or license to use, possess, develop, sell, license, copy, distribute, market, advertise and/or dispose of all Intellectual Property used in the conduct of the Business in the same manner as such Intellectual Property is used in the Business as of Closing (such Intellectual Property being hereinafter collectively referred to as the “Seller IP Rights”).  Other than rights related to third party patents, trademarks, service marks and applications therefor, the Seller IP Rights include all of the Intellectual Property used in the conduct of the business as of the

Closing, and to the Seller’s knowledge, there is no other Intellectual Property (including rights related to third party patents, trademarks, service marks and applications therefor) necessary for such conduct of the Business as of the Closing.  As used in this Agreement, “Seller-Owned IP Rights” means Seller IP Rights that are owned or exclusively licensed to Seller; and “Seller-Licensed IP Rights” means Seller IP Rights that are not Seller-Owned IP Rights and are licensed to Seller by a third party on a non-exclusive basis.

(b)                                 Except as set forth in Schedule 4.13(b) of the Seller Disclosure Letter, neither the execution, delivery and performance of this Agreement or the Seller Ancillary Agreements nor the consummation of the Asset Purchase and the other transactions contemplated by this Agreement and/or by the Seller Ancillary Agreements shall, in accordance with their terms:  (i) constitute a material breach of or default under any instrument, license or other Contract governing any Seller IP Right (collectively, the “Seller IP Rights Agreements”); (ii) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Seller IP Right; or (iii) pursuant to the terms of any Assumed Contract, materially impair the right of Seller or, following the Closing, of Buyer to use, possess, sell or license any Seller IP Right or portion thereof.  Except as set forth in Schedule 4.13(b) of the Seller Disclosure Letter, there are no royalties, honoraria, fees or other payments payable by Seller in excess of $10,000 to any particular third person (other than salaries payable to employees and independent contractors not contingent on or related to use of their work product) under any Seller IP Rights Agreements as a result of the ownership, use, possession, license-in, sale, marketing, advertising or disposition of any Seller IP Rights by Seller and none shall become payable as a result of the consummation of the transactions contemplated by this Agreement.  Except as set forth in Schedule 4.13(b) of the Seller Disclosure Letter, after the Closing, all Seller-Owned IP Rights will be fully transferable, alienable or licensable by Buyer without restriction and without payment of any kind to any third party.

(c)                                  Schedule 4.13(c)-1 of the Seller Disclosure Letter sets forth a list (by name and version number) of each of the Seller Products or Services.  Except as set forth in Schedule 4.13(c)-2 of the Seller Disclosure Letter, to the knowledge of Seller, neither the operation of the Business nor the use, development, manufacture, marketing, license, sale, furnishing or intended use of any Seller Product or Service within the scope of the Business (i) violates any Assumed Contract or (ii) infringes, misappropriates or otherwise violates any Intellectual Property right of any other party.  Except as set forth in Schedule 4.13(c)-3 of the Seller Disclosure Letter, there is no pending (other than complaints that may have been filed with a Governmental Authority, have not yet been served on Seller or its Subsidiaries and with respect to which Seller and its Subsidiaries have no knowledge), or to the knowledge of Seller, threatened claim or litigation brought against Seller or its Subsidiaries (i) contesting the validity, ownership or right of Seller or its Subsidiaries to exercise any Seller IP Right; (ii) asserting that any Seller IP Right, or the use, sale, license or disposition thereof in the Business, conflicts with, misappropriates, infringes or otherwise violates, or shall conflict with, or misappropriate, infringe or otherwise violate, the Intellectual Property rights of any other party, and neither Seller nor any of its Subsidiaries has received any written notice from any third party alleging any of the foregoing or offering a license under any such third party patents.  Except as set forth in Schedule 4.13(c)-4 of the Seller Disclosure Letter, neither Seller nor any of its Subsidiaries is subject to any pending proceeding or outstanding order, contract or stipulation restricting in any manner the use, distribution, transfer, or licensing by Seller or its Subsidiaries of any

 Seller-Owned IP Rights or any Seller Product or Service or any Seller-Licensed IP Rights or that may affect the validity, use or enforceability of any such Seller-Owned IP Rights, or restricting the conduct of the Business in order to accommodate Intellectual Property rights of a third party.

(d)                                 Except as set forth in Schedule 4.13(d) of the Seller Disclosure Letter, to the knowledge of Seller, no current or former employee, consultant or independent contractor of Seller or its Subsidiaries:  (i) is in material violation of any term or covenant of any employment contract, patent disclosure agreement, invention assignment agreement, nondisclosure agreement, noncompetition agreement or any other Contract with any other party by virtue of such employee’s, consultant’s or independent contractor’s being employed by, or performing services for, Seller or using trade secrets or proprietary information of others without permission; or (ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for Seller or its Subsidiaries that is subject to any Contract under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work.  To Seller’s knowledge, neither the employment of any employee of Seller or its Subsidiaries, nor the use by Seller or its Subsidiaries of the services of any consultant or independent contractor subjects Telos Sellers to any Liability to any third party for improperly soliciting such employee, consultant or independent contractor to work for Seller or such Subsidiary, whether such Liability is based on contractual or other legal obligations to such third party.

(e)                                  Telos Sellers have taken all reasonable steps consistent with industry practices to protect, preserve and maintain the secrecy and confidentiality of the Seller IP Rights and to preserve and maintain all trade secrets in the Seller IP Rights.  Except as set forth in Schedule 4.13(e)-1 of the Seller Disclosure Letter, all current and former officers, employees, consultants and independent contractors of Telos Sellers having access to proprietary information of Seller or its Subsidiaries, its customers or business partners have executed and delivered to Seller an agreement regarding the protection of such proprietary information (in the case of proprietary information of Seller’s customers and business partners, to the extent required by such customers and business partners); and copies of all such agreements have been delivered to Buyer’s legal counsel.  Except as set forth in Schedule 4.13(e)-1 of the Seller Disclosure Letter, Seller has secured valid written assignments from all of Seller’s and its Subsidiaries’ current and former consultants, independent contractors and employees who were involved in, or who materially contributed to, the creation or development of any Seller-Owned IP Rights, of the rights to such contributions that may be owned by such persons or that Seller or its Subsidiaries does not already own by operation of law.  No current or former employee, officer, director, consultant or independent contractor of Seller or its Subsidiaries has any right, license, claim or interest whatsoever in or with respect to any Seller-Owned IP Rights.  Except as set forth in Schedule 4.13(e)-2 of the Seller Disclosure Letter, to the extent that any technology, software or Intellectual Property developed or otherwise owned by a third party is incorporated into, integrated or bundled by Seller or its Subsidiaries with any of the Seller Products or Services (“Third Party Product Technology”), Seller has a valid, written agreement with such third party with respect thereto pursuant to which Seller either (i) has obtained complete, unencumbered and unrestricted ownership of, and is the exclusive owner of, or (ii) has obtained perpetual, irrevocable, non terminable licenses (sufficient for the conduct of the Business) to, all such third party’s Intellectual Property in such Third Party Product Technology.

Schedule 4.13(e)-3 of the Seller Disclosure Letter sets forth a list and description of all Third Party Product Technology.

(f)                                    Schedule 4.13(f) of the Seller Disclosure Letter contains a true and complete list of (i) all Seller-Owned IP Rights in the form of worldwide registrations made by or on behalf of any Telos Seller of any patents, copyrights, mask works, trademarks, service marks, Internet domain names or Internet or World Wide Web URLs or addresses with any Governmental Authority or quasi-governmental authority, including Internet domain name registries, (ii) all Seller-Owned IP Rights in the form of applications, registrations, filings and other formal written governmental actions made or taken pursuant to Applicable Law by any Telos Seller to secure, perfect or protect its interest in the Seller IP Rights, including all patent applications, copyright applications, mask work applications and applications for registration of trademarks and service marks, and where applicable the jurisdiction in which each of the items of the Seller IP Rights has been applied for, filed, issued or registered, and (iii) all inter parties proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office) or equivalent authority anywhere else in the world) related to any of the Seller-Owned IP Rights that are owned by Seller.  One of the Telos Sellers is the record owner of each registered patent, trademark, service mark, Internet domain name, Internet or World Wide Web URL or address, copyright and mask work right held by Seller or its Subsidiaries and such registrations are subsisting and, to the Seller’s knowledge, are valid and enforceable.

(g)                                 Telos Sellers exclusively own all right, title and interest in and to all Seller-Owned IP Rights free and clear of all Encumbrances and licenses (other than licenses and rights listed in Schedule 4.13(g)-1 of the Seller Disclosure Letter and Permitted Encumbrances).  The right, license and interest of Seller or its Subsidiaries in and to all Seller-Licensed IP Rights are free and clear of all Encumbrances and licenses (except as set forth in the applicable terms and conditions of the agreements under which the corresponding Seller-Licensed IP Rights were licensed to Seller or its Subsidiaries and such other than licenses and rights listed in Schedule 4.13(g)-2 of the Seller Disclosure Letter and Permitted Encumbrances).

(h)                                 Schedule 4.13(h)-1 of the Seller Disclosure Letter contains a true and complete list of all licenses, sublicenses and other Contracts as to which Seller or its Subsidiaries is a party and pursuant to which any Person is authorized to use any Seller-Owned IP Rights.  Schedule 4.13(h)-2 of the Seller Disclosure Letter contains a true and complete list of all licenses, sublicenses and other Contracts as to which Seller or its Subsidiaries is a party and pursuant to which Seller or its Subsidiaries is authorized to use the Seller-Licensed IP Rights (other than licenses of software generally available to the public at a per copy license fee of less than $1,000 per copy).

(i)                                     Neither Seller nor any other party acting on its behalf has disclosed or delivered to any party, or permitted the disclosure or delivery to any escrow agent or other party of, any Seller Source Code (as defined below).  No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) shall result in the disclosure or delivery by Seller or any other party acting on its behalf to any party of any Seller Source Code.  Schedule 4.13(i) of the Seller Disclosure Letter identifies each Contract pursuant to which Seller has deposited, or is or may be required to deposit, with an escrow agent or other party, any Seller Source Code and further describes whether the execution of this Agreement or the consummation of the Asset Purchase or any of the other transactions contemplated by this Agreement, in and of itself, would result in the release from escrow of any Seller Source Code.  As used in this Section 4.13(i), “Seller Source Code” means, collectively, any human readable software source code, or any material portion or aspect of the software source code, that constitutes Seller-Owned IP Rights.

(j)                                     Except as set forth in Schedule 4.13(j)-1 of the Seller Disclosure Letter, to Seller’s knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any Seller-Owned IP Rights by any third party, including any current or former employee of Seller or its Subsidiaries.  Except as set forth in Schedule 4.13(j)-2 of the Seller Disclosure Letter, neither Seller nor its Subsidiaries has agreed to indemnify any person for any infringement, misappropriation, dilution, conflict with or other violation of any Intellectual Property of any third party with respect to any Seller Product or Service that has been sold, licensed to third parties, leased to third parties, supplied, marketed, distributed or provided by Seller or its Subsidiaries (other than pursuant to its standard customer agreement, the form of which is included in Schedule 4.13(j)-2 of the Seller Disclosure Letter).

(k)                                  Except as set forth in Schedule 4.13(k) of the Seller Disclosure Letter, all software developed by Seller or its Subsidiaries and licensed by Seller or its Subsidiaries to customers and all Seller Products or Services provided by or through Seller or its Subsidiaries to customers on or prior to the Closing Date conform in all material respects to applicable contractual commitments, express and implied warranties (to the extent not expressly disclaimed in Contracts with such customers), product specifications and product Documentation and to any representations provided to customers, and neither Seller nor any of its Subsidiaries has any material Liability for replacement or repair thereof or other damages in connection therewith in excess of any reserves therefor reflected on the Seller Balance Sheet.  Seller has not had any of its products returned by a purchaser thereof except for normal warranty returns consistent with past history and those returns that would not result in a reversal of any material revenue by Seller.

(l)                                     Except as set forth in Schedule 4.13(l) of the Seller Disclosure Letter, no government funding, facilities of a university, college, other educational institution or research center, was used in the development of the Seller Products or Services, computer software programs or applications owned by Seller.  To Seller’s knowledge, no current or former employee, consultant or independent contractor of Seller or its Subsidiaries who was involved in, or who contributed to, the creation or development of any Seller-Owned IP Rights has performed services for the government, for a university, college or other educational institution or for a research center during a period of time during which such employee, consultant or independent contractor was also performing services for Seller or its Subsidiaries.

(m)                               Except as set forth in Schedule 4.13(m) of the Seller Disclosure Letter, no software developed by Seller or its Subsidiaries or covered by any Seller-Owned IP Right that is owned by Seller has been distributed in whole or in part or developed with or used with any Public Software by Seller or its Subsidiaries in a manner that would require such software to be disclosed or distributed in source code form or made available at no charge.  As used in this Section 4.13(m), “Public Software” means any software that (i) contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux) or (ii) requires as a condition of its use, modification or distribution that it be disclosed or distributed in source code form or made available at no charge.  Public Software includes without limitation software licensed under the GNU’s General Public License (GPL) or Lesser/Library GPL, the Mozilla Public License, the Netscape Public License, the Sun Community Source License, the Sun Industry Standards License, the BSD License, and the Apache License.

4.14                           Compliance with Laws.

(a)                                  Each Telos Seller has complied, and is now and at the Closing Date shall be in compliance, in all material respects with all Applicable Law.

(b)                                 Each Telos Seller hold all material permits, licenses and approvals from, and has made all material filings with, government (and quasi-governmental) agencies and authorities, that are necessary and/or legally required to be held by it to conduct the Business without any violation of Applicable Law (“Governmental Permits”), the lack of which would have a Material Adverse Effect.  Neither Seller nor any of its Subsidiaries has received any written notice from any Governmental Authority regarding (i) any violation of law or any Governmental Permit or any failure to comply with any term or requirement of any Governmental Permit or (ii) any revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Permit.

(c)                                  Neither Seller nor, to Seller’s knowledge, any Subsidiary, director, officer or employee of Seller has, for or on behalf of Seller, (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other payment in violation of Applicable Law.

4.15                           Certain Transactions and Agreements.  Except as set forth in Schedule 4.15 of the Seller Disclosure Letter, to the knowledge of Seller, none of the officers, directors or employees of Seller nor any member of their immediate families has any direct ownership interest in any firm or corporation that competes with, or does business with, or has any contractual arrangement with, Seller or any of its Subsidiaries (except with respect to any interest in less than 1% of the stock of any corporation whose stock is publicly traded).  Except as set forth in Schedule 4.15 of the Seller Disclosure Letter, none of said officers, directors, employees or stockholders or any member of their immediate families, is a party to, or otherwise directly or indirectly interested in, any Contract with Seller or any Subsidiary, except for normal compensation for services as an officer, director or employee thereof that have been disclosed to Buyer.  None of said officers, directors, employees, stockholders or immediate family members has any interest in any property, real or personal, tangible or intangible (including any Seller IP Rights or any other Intellectual Property), that is used in, or that pertains to, the Business, except for the rights of a stockholder under Applicable Law.

4.16                           Employees, ERISA and Other Compliance.

(a)                                  Each Telos Seller is in compliance in all material respects with all Applicable Law and Contracts relating to employment, employment practices, immigration, wages, hours, and terms and conditions of employment, including employee compensation matters.  A complete list of all employees, officers and consultants of Telos Sellers and their current title and/or job description, compensation has been delivered to Buyer and its counsel.  All employees of Telos Sellers are legally permitted to be employed by Seller in the jurisdiction in which such employee is employed in their current job capacities for the maximum period allowed under Applicable Law.  Except as set forth in Schedule 4.16(a)-2 of the Seller Disclosure Letter, neither Seller nor any of its Subsidiaries has any employment or consulting Contracts currently in effect that are not terminable within 60 days without penalty (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions).

(b)                                 No Telos Seller (i) is now, or has ever been, subject to a union organizing effort, (ii) is subject to any collective bargaining agreement with respect to any of its employees, and (iii) is subject to any other Contract with any trade or labor union, employees’ association or similar organization, and (iv) has current labor disputes with any trade or labor union, employees’ association or similar organization.  Telos Sellers have good labor relations, and Seller has no knowledge of any facts indicating that the consummation of the Asset Purchase or any of the other transactions contemplated hereby shall have a material adverse effect on such labor relations.

(c)                                  No Telos Seller (or ERISA Affiliate thereof) maintains or contributes to, or has ever maintained or contributed to, any “pension plan” within the meaning of Section 3(2) of ERISA or any retiree welfare plan.

(d)

(i)                                     Schedule 4.16(d) of the Seller Disclosure Letter lists each material employment, consulting, severance or other similar Contract, each “employee welfare benefit plan” as defined in Section 3(1) of ERISA and each plan or arrangement (written or oral) providing for insurance coverage, workers’ benefits, vacation benefits, severance benefits, disability benefits, death benefits, hospitalization benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits for employees, consultants or directors that is entered into, maintained or contributed to by any Telos Seller or any ERISA Affiliate and covers any employee of Seller or its Subsidiaries.  Such Contracts, plans and arrangements as are described in this Section 4.16(d) are hereinafter collectively referred to as “Seller Benefit Arrangements.”

(ii)                                  Each Seller Benefit Arrangement has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all Applicable Law that is applicable to such Seller Benefit Arrangement.

(iii)                               Seller has delivered to Buyer and its legal counsel a complete and correct copy of each Seller Benefit Arrangement.

(iv)                              Seller has timely filed and delivered or made available to Buyer and its legal counsel all material written communications within the last year with participants, the Internal Revenue Service, the U.S. Department of Labor or any other Governmental Authority, administrators, trustees, beneficiaries and alternate payees relating to any Seller Benefit Arrangement.

(v)                                 No suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of Seller, is threatened in writing against or with respect to any Seller Benefit Arrangement, including any audit or inquiry by the Internal Revenue Service or the U.S. Department of Labor.

(vi)                              All material contributions due from Seller or its Subsidiaries with respect to any of the Seller Benefit Arrangements have been made or have been accrued on Seller’s financial statements (including the Seller Financial Statements), and no further contributions shall be due or shall have accrued thereunder as of the Closing Date (other than contributions accrued in the ordinary course of business, consistent with past practices, after the Balance Sheet Date as a result of the operations of Seller after the Balance Sheet Date).

(e)                                  Each Seller Benefit Arrangement, to the extent applicable, is in compliance, in all material respects, with the continuation coverage requirements of Section 4980B of the Code, Sections 601 through 608 of ERISA, as applicable, the Americans with Disabilities Act of 1990, as amended, and the regulations thereunder, the Health Insurance Portability and Accountability Act of 1996, as amended, the Women’s Health and Cancer Rights Act of 1998, and the Family Medical Leave Act of 1993, as amended, and the regulations thereunder, as such requirements affect Seller and its employees.

(f)                                    Except as set forth Schedule 4.16(f) of the Seller Disclosure Letter, no benefit payable or that may become payable by the Seller pursuant to any Seller Benefit Arrangement or as a result of, in connection with or arising under this Agreement shall constitute a ”parachute payment” (as defined in Section 280G(b)(2) of the Code) that is subject to the imposition of an excise tax under Section 4999 of the Code or that would not be deductible by reason of Section 280G of the Code.  Unless otherwise indicated in Schedule 4.16(f) of the Seller Disclosure Letter (and except for any acceleration or change contemplated by this Agreement), Seller is not a party to any:  (i) Contract with any “disqualified individual” (as defined in Section 280G(c) of the Code) (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Seller in the nature of the Asset Purchase or any of the other transactions contemplated by this Agreement or any Seller Ancillary Agreement, (B) providing any term of employment or compensation guarantee, or (C) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment; or (ii) Contract or plan, including any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which shall be increased, or the vesting of benefits of which shall be accelerated, by the occurrence of the Asset Purchase or any of the other transactions contemplated by this Agreement, or any event subsequent to the Asset Purchase such as the termination of employment of any person, or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement.

(g)                                 Each compensation and benefit plan that has been established or maintained, or that is required to be maintained or contributed to by the law or applicable custom or rule of the relevant jurisdiction, outside of the United States by Seller or any of its Subsidiaries (each such plan, a “Foreign Plan”) is listed in Schedule 4.16(g)-1 of the Seller Disclosure Letter.  Except as set forth in Schedule 4.16(g)-2 of the Seller Disclosure Letter, as regards each Foreign Plan, (i) such Foreign Plan is in compliance in all material respects with the provisions of the laws of each jurisdiction in which such Foreign Plan is maintained, to the extent those laws are applicable to such Foreign Plan, (ii) all contributions to, and material payments from, such Foreign Plan that may have been required to be made in accordance with the terms of such Foreign Plan, and, when applicable, the law of the jurisdiction in which such Foreign Plan is maintained, have been timely made or shall be made by the Closing Date, and all such contributions to such Foreign Plan, and all payments under such Foreign Plan, for any period ending before the Closing Date that are not yet, but will be, required to be made, are included as an accrued liability on the Seller Balance Sheet, (iii) Seller and each ERISA Affiliate has materially complied with all applicable reporting and notice requirements, and such Foreign Plan has obtained from the Governmental Entity having jurisdiction with respect to such Foreign Plan any required determinations, if any, that such Foreign Plan is in compliance with the laws of the relevant jurisdiction if such determinations are required in order to give effect to such Foreign Plan, (iv) such Foreign Plan has been administered in all material respects at all times in accordance with its terms and applicable law and regulations, (v) to the knowledge of Seller, there are no pending investigations by any governmental body involving such Foreign Plan, and no pending claims (except for claims for benefits payable in the normal operation of such Foreign Plan), suits or proceedings against such Foreign Plan or asserting any rights or claims to benefits under such Foreign Plan, (vi) the consummation of the transactions contemplated by this Agreement will not by itself create or otherwise result in any liability with respect to such Foreign Plan other than the triggering of payment to participants, and (vii) except as required by applicable laws, no condition exists that would prevent Seller from terminating or amending any Foreign Plan at any time for any reason in accordance with the terms of each such Foreign Plan (other than normal and reasonable expenses typically incurred in a termination event).

4.17                           Corporate Documents.  Seller has delivered or made available to Buyer’s legal counsel for examination:  (a) copies of the Certificate of Incorporation and Bylaws or Memorandum of Association or Articles of Association, as applicable, each as currently in effect, of each of the Telos Sellers; and (b) the minute books containing all records of all proceedings, consents, actions and meetings of the Board of Directors and any committees thereof and stockholders of each of the Telos Sellers.  Schedule 4.17 of the Seller Disclosure Letter sets forth a true, correct and complete list of the names and addresses of each Person who, as of the date hereof, may reasonably be deemed to be an Affiliate of Seller.

4.18                           No Brokers.  Except for fees payable to Dresdner Kleinwort Wasserstein, Inc. solely by Seller, as set forth in the engagement letter between Seller and Dresdner Kleinwort Wasserstein, Inc., dated November 7, 2003, neither Seller nor any affiliate of Seller is obligated for the payment of any fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Asset Purchase or any other transaction contemplated by this Agreement.

4.19                           Books and Records.  The books, records and accounts of Seller (i) are in all material respects true and correct, (ii) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets and properties of Seller, and (iii) accurately and fairly reflect the basis for the Seller Financial Statements and 2003 Audited Financial Statements.

4.20                           Insurance.  Seller maintains the policies of insurance and bonds set forth in Schedule 4.20 of the Seller Disclosure Letter, including all legally required workers’ compensation insurance and errors and omissions, casualty, fire and general liability insurance.  There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.  Seller has delivered to Buyer correct and complete copies of all such policies of insurance and bonds issued at the request or for the benefit of Seller or its Subsidiaries.

4.21                           Environmental Matters.

(a)                                  (1)  Each Telos Seller, (ii) to the knowledge of Seller, the real property leased by Seller and its Subsidiaries as set forth in Schedule 4.9 of the Seller Disclosure Letter (the “Leased Property”), and (iii) all operations on the real property leased by Seller and its Subsidiaries are in compliance, in all material respects, with all Environmental Laws (as defined below), which compliance includes the possession by Seller of all permits and other governmental authorizations required under Environmental Laws (the “Environmental Permits”) and compliance with the terms and conditions thereof.  Each Environmental Permit is valid, subsisting and in good standing and no proceeding is pending or threatened and no grounds exist to revoke or limit any Environmental Permit.  Seller has not received any written notice, whether from a Governmental Authority, citizens groups, employee or otherwise, that alleges that Seller or any of its Subsidiaries is not in compliance with any Environmental Law.  To the knowledge of Seller, no current or prior owner of any property leased or possessed by Seller or any of its Subsidiaries has received any notice, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that such current or prior owner or Seller is not in compliance with any Environmental Law.  All Environmental Permits held by Seller are identified in Schedule 4.21 of the Seller Disclosure Letter.  To the knowledge of Seller, no building, structure or improvement located on the Leased Property is insulated with urea formaldehyde insulation, and none of such buildings or structures contain asbestos or polychlorinated biphenyls (PBCs).  To the knowledge of Seller, no underground storage tanks are or have been located on the Leased Property.  None of the Telos Sellers have caused any spill, discharge, or release of any Materials of Environmental Concern on, in or in the vicinity of the Leased Property.  The Telos Sellers have delivered to Buyer all environmental audits, evaluations, assessments, studies or tests relating to the Business, the Purchased Assets or the Leased Property which are within the possession or control of the Telos Sellers.

(b)                                 For purposes of this Section 4.21:  (i) “Environmental Law” means any federal, state, provincial or local statute, law, regulation or other legal requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern or relating to the regulation of contaminated sites; and (ii) “Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is currently regulated by an Environmental Law or that is otherwise a danger to health, reproduction or the environment.

4.22                           Board Actions.  Seller’s Board of Directors (a) has determined that the Asset Purchase is advisable and in the best interests of the Seller Stockholders and is on terms that are fair to the Seller Stockholders, and has determined to recommend the Asset Purchase to the Seller Stockholders, (b) resolved to recommend this Agreement and the Asset Purchase to its Shareholders and holders of Seller Convertible Notes for approval and adoption and (c) shall submit the Asset Purchase, this Agreement, each of the Seller Ancillary Agreements and all other agreements, transactions and actions contemplated hereby and thereby, to the extent that the approval of the Seller Stockholders and holders of Seller Convertible Notes is required thereof under Applicable Law or the Seller’s Certificate of Incorporation or Bylaws, each as currently in effect, to the vote and approval of the Seller Stockholders and holders of Seller Convertible Notes.

4.23                           Customers and Suppliers.

(a)                                  Neither Seller nor any of its Subsidiaries has any outstanding dispute concerning its goods and/or services with any customer who, in the year ended December 31, 2003 was one of the 10 largest sources of revenue for Seller, based on amounts paid or payable (each, a “Significant Customer”).  Each Significant Customer is listed on Schedule 4.23(a) of the Seller Disclosure Letter.  Neither Seller nor any of its Subsidiaries has received any notice from any Significant Customer that any Significant Customer will not continue as a customer of the Business after the Closing or that any such customer intends to terminate or materially modify existing contracts with Seller or substantially reduce its purchase or use of Seller Products or Services.  Seller has not had any of its products returned by a purchaser thereof except for normal warranty returns consistent with past practice.

(b)                                 Neither Seller nor any of its Subsidiaries has any outstanding dispute concerning goods and/or services provided by any supplier who, in the year ended December 31, 2003 was one of the 10 largest suppliers of goods and/or services to Seller, based on amounts paid or payable (each, a “Significant Supplier”).  Each Significant Supplier is listed on Schedule 4.23(b) of the Seller Disclosure Letter.  Neither Seller nor any of its Subsidiaries has received any notice of termination or interruption of any existing contracts with any Significant Supplier.

4.24                           Product Warranty.  Except as set forth in Schedule 4.24 of the Seller Disclosure Letter, the Telos Sellers have no liability for replacement or modification of the Seller Products or Services licensed, sold, leased, and delivered in connection with the Business (other than pursuant to customer agreements entered into in the ordinary course of business).

4.25                           Solvency.  Each Telos Seller will be Solvent as of immediately following the consummation of the transactions contemplated by this Agreement (assuming receipt by such Telos Seller of such Telos Seller’s portion of the Purchase Price due and payable to such Telos

Seller upon the Closing by Buyer and the assumption of the Assumed Liabilities by Buyer).  “Solvent” means (a) the fair value of the property of such Telos Seller is greater than the total amount of liabilities, including contingent liabilities, of such Telos Seller that are known to the Board of Directors of Seller as of the date hereof (such contingent liabilities being computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably be expected to become an actual or matured liability); (b) the present fair saleable value of the assets of such Telos Seller is not less than the amount that will be required to pay the probable liability of such Telos Seller on such Telos Seller’s debts that are known to the Board of Directors of Seller as of the date hereof as they become absolute and matured; and (c) such Telos Seller does not intend to, and does not believe that it will, incur debts or liabilities beyond such Telos Seller’s ability to pay as such debts and liabilities mature.

4.26                           Representations Complete.  None of the representations or warranties made by Seller (as modified by the Seller Disclosure Letter), nor any statement made in any schedule or certificate furnished by Seller pursuant to this Agreement, taken as a whole, contains or will contain at the Closing Date, any untrue statement of a material fact, or omits or will omit at the Closing Date to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER

Subject to the exceptions set forth in the disclosure letter of the Buyer addressed to Seller, dated as of the Agreement Date and delivered to Seller concurrently with the parties’ execution of this Agreement (the “Buyer Disclosure Letter” (if any)), Buyer represents and warrants to Seller as follows:

5.1                                 Organization and Good Standing.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as presently proposed to be conducted.  Buyer is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not individually or in the aggregate have a Material Adverse Effect on the Buyer.

5.2                                 Power, Authorization and Validity.

(a)                                  Power and Authority.  Buyer has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the Buyer Ancillary Agreements and to consummate the Asset Purchase.  The execution, delivery and performance by Buyer of this Agreement, each of the Buyer Ancillary Agreements and all other agreements, transactions and actions contemplated hereby or thereby have been duly and validly approved and authorized by all necessary corporate action on the part of Buyer.  The Board of Directors of Buyer has approved this Agreement and the Asset Purchase and determined that this Agreement and the Asset Purchase are fair and in the best interests of the stockholders of Buyer.

(b)                                 No Consents.  No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority, or any other Person, governmental or otherwise, is necessary or required to be made or obtained by Buyer to enable Buyer to lawfully execute and deliver, enter into, and perform its obligations under this Agreement, each of the Buyer Ancillary Agreements or to consummate the Asset Purchase (as applicable).

(c)                                  Enforceability.  This Agreement has been duly executed and delivered by Buyer.  This Agreement and each of the Buyer Ancillary Agreements are, or when executed by Buyer shall be, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.  No consent, vote or approval of the stockholders of Buyer is necessary or required to be obtained by Buyer to enable Buyer to lawfully execute and deliver, enter into, and perform its obligations under this Agreement and each of the Buyer Ancillary Agreements, or to consummate the Asset Purchase.

5.3                                 Sufficient Funds.  Buyer has, and will have available to it upon the consummation of the Asset Purchase, without any need for outside financing, sufficient funds to consummate the transactions contemplated hereby, including payment in full of the Initial Payment and the Earnout.

5.4                                 No Conflict.  Neither the execution and delivery of this Agreement or any of the Buyer Ancillary Agreements nor the consummation of the Asset Purchase or any other transaction contemplated hereby or thereby, shall conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of, or constitute a default under, or require any consent under, or give to others any rights of termination, amendment or acceleration under:  (a) any provision of the Certificate of Incorporation or Bylaws of Buyer, each as currently in effect; (b) in any material respect, any Applicable Law applicable to Buyer or any of its material assets or properties; or (c) any Contract to which Buyer is a party or by which Buyer or any of its material assets or properties are bound, except in the case of clause (c) where such conflict, termination, breach, impairment, violation, default, failure to obtain consent, or rights of termination, amendment or acceleration, would not have a Material Adverse Effect on Buyer.

5.5                                 No Brokers.  Except for fees payable to Thomas Weisel Partners solely by Buyer, neither Buyer nor any affiliate of Buyer is obligated for the payment of any fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Asset Purchase or any other transaction contemplated by this Agreement.

ARTICLE 6
SELLER COVENANTS

During the time period from the Agreement Date until the earlier to occur of (a) the Closing or (b) the termination of this Agreement in accordance with the provisions of Article 10, Seller covenants and agrees with Buyer as follows:

6.1                                 Advice of Changes.  Seller shall promptly advise Buyer in writing of (a) any event occurring subsequent to the Agreement Date that would render any representation or warranty of Seller contained in Article 4 untrue or inaccurate such that the condition set forth in Section 9.1 would not be satisfied, (b) any breach of any covenant or obligation of Seller pursuant to this Agreement or any Seller Ancillary Agreement such that the condition set forth in Section 9.2 would not be satisfied or (c) any Material Adverse Change in Seller.

6.2                                 Maintenance of Business.  Seller shall use commercially reasonable efforts to carry on and preserve the Business and its relationships with customers, advertisers, suppliers, employees and others with whom Seller has contractual or business relations in substantially the same manner as it has prior to the Agreement Date consistent with its past practices.  If Seller becomes aware of a material deterioration in the relationship with any key customer, key advertiser, key supplier or key employee, it shall promptly bring such information to Buyer’s attention in writing and, if requested by Buyer, shall exert reasonable commercial efforts to promptly restore the relationship.  At Buyer’s request such cooperation may include joint customer calls and cooperation in setting sales, marketing and manufacturing strategies.

6.3                                 Conduct of Business.  Seller shall continue to conduct Business and maintain its business relationships in the ordinary and usual course consistent with its past practices and, except as set forth in Schedule 6.3 of the Seller Disclosure Letter, Seller shall not, without Buyer’s prior written consent, which consent shall not be unreasonably withheld or delayed:

(a)                                  Except for any Additional Indebtedness, incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or issue or sell any debt securities or guarantee any debt securities of another Person;

(b)                                 (i) lend any money, other than reasonable and normal advances to employees for bona fide expenses that are incurred in the ordinary course of business consistent with its past practices, (ii) make any investments in or capital contributions to, any Person, (iii) forgive or discharge in whole or in part any outstanding loans or advances, or (iv) prepay any indebtedness;

(c)                                  enter into any Seller Material Contract (or any agreement which would be a Seller Material Contract if in effect on the date hereof), violate, terminate, amend or otherwise modify or waive any of the material terms of any Seller Material Contract, or enter into any material transaction or take any other action not in the ordinary course of business consistent with its past practices;

(d)                                 place or allow the creation of any Encumbrance (other than a Permitted Encumbrance) on any of the Purchased Assets;

(e)                                  enter into any Contract involving in excess of $50,000 for the purchase, sale or lease of any assets or property (whether real or personal, tangible or intangible), except in the ordinary course of business;

(f)                                    except as required herein, (i) pay or grant any bonus, increased salary, severance, termination or special remuneration to any officer, director, employee or consultant (except pursuant to the Management Incentive Plan—M&A or any Contracts disclosed in writing to Buyer prior to the Agreement Date and listed on Schedule 6.3 of the Seller Disclosure Letter), (ii) amend or enter into any employment or consulting Contract with any such person, or (iii) adopt, amend, establish or enter into any employee or compensation benefit plan, trust, fund, policy or arrangement, including any stock purchase, stock issuance or stock option plan, collective bargaining, bonus, profit sharing, thrift, pension, retirement, deferred compensation, termination or severance plan or amend any compensation, benefit, entitlement, grant or award provided or made under any such plan (except in each case as required under ERISA or similar foreign laws, or as necessary to maintain the qualified status of such plan under the Code);

(g)                                 change any of its accounting methods except as required by Applicable Law;

(h)                                 declare, set aside or pay any cash or stock dividend or other distribution (whether in cash, stock or property) in respect of its capital stock, or redeem, repurchase or otherwise acquire any of its capital stock or other securities (except for the repurchase of stock from its employees, directors, consultants or contractors in connection with the termination of their services at the original purchase price of such stock), or pay or distribute any cash or property to any of its stockholders or securityholders or make any other cash payment to any of its stockholders or securityholders;

(i)                                     except for any Additional Indebtedness, issue, sell, create or authorize any shares of its capital stock of any class or series or any other of its securities, or issue, grant or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue shares of its capital stock or any securities that are potentially exchangeable for, or convertible into, shares of its capital stock, other than the issuance of shares of Seller Common Stock pursuant to the exercise of Seller Options outstanding on the Agreement Date and the issuance of shares of Seller Preferred Stock pursuant to the exercise of Seller Warrants outstanding on the Agreement Date, the conversion of Seller Senior Convertible Notes or upon conversion of the Seller Preferred Stock;

(j)                                     amend Seller’s Certificate of Incorporation or Bylaws or the equivalent charter documents of the other Telos Sellers;

(k)                                  sell or license any of its technology, software or Intellectual Property (including without limitation to customers or potential customers) other than licenses in the ordinary course of business, or acquire any technology, software or Intellectual Property (or any license thereto) from any third party (other than licenses of software generally available to the public) other than in the ordinary course of business or enter into any agreements relating to the development of technology, software or Intellectual Property;

(l)                                     (i) initiate any litigation, action, suit, proceeding, claim or arbitration (other than for the routine collection of bills) or (ii) except for those matters set forth on Schedule 6.3, settle or agree to settle any litigation, action, suit, proceeding, claim or arbitration (except where the amount in controversy does not exceed $50,000 and does not involve injunctive or other equitable relief);

(m)                               (i) except for those matters set forth on Schedule 6.3 of the Seller Disclosure Letter, pay, discharge or satisfy, in an amount in excess of $50,000 in any one case or $250,000 in the aggregate, any Liability arising otherwise than in the ordinary course of business, other than the payment, discharge or satisfaction of Liabilities reflected or reserved against in the Seller Balance Sheet, or (ii) make any capital expenditures, capital additions or capital improvements except in the ordinary course of business consistent with its past practices;

(n)                                 amend or modify any product or service warranties in effect as of the date hereof in any material manner that is adverse to the Telos Sellers.

(o)                                 enter into any exclusive license, distribution, marketing or sales agreement;

(p)                                 enter into any commitment to any person to (i) develop software without charge or (ii) incorporate any material software of such person into any of the products of the Telos Sellers;

(q)                                 permit any Seller-Owned IP Rights to lapse or to be abandoned, dedicated, or disclaimed, fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and Taxes required or advisable to maintain and protect its interest in all Seller-Owned IP Rights;

(r)                                    (i) agree to do any of the things described in the preceding clauses (a)-(q), (ii) take or agree to take any action which would make any of Seller’s representations or warranties contained in this Agreement materially untrue or incorrect, or (iii) take or agree to take any action which would prevent Seller from performing or cause Seller not to perform one or more covenants required hereunder to be performed by Seller.

6.4                                 Regulatory Approvals.  Seller shall promptly execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority, whether federal, state, local or foreign, which may be reasonably required, or which Buyer may reasonably request, in connection with the consummation of the Asset Purchase and the other transactions contemplated by this Agreement or any Seller Ancillary Agreement.  Seller shall use diligent efforts to obtain, and to cooperate with Buyer to promptly obtain, all such authorizations, approvals and consents and shall pay any associated filing fees payable by Seller with respect to such authorizations, approvals and consents.  Seller shall promptly inform Buyer of any material communication between Seller and any Governmental Authority regarding any of the transactions contemplated hereby.  If Seller or any affiliate of Seller receives any formal or informal request for supplemental information or documentary material from any Governmental Authority with respect to the transactions contemplated hereby, then Seller shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request.  The parties waive compliance by the other parties hereto with any applicable California bulk sales law.

6.5                                 Necessary Consents.  Seller shall use commercially reasonable efforts to promptly obtain such material written consents and authorizations of third parties, give notices to third parties and take such other actions as may be necessary or appropriate in order to effect the consummation of the Asset Purchase and the other transactions contemplated by this Agreement, to enable Buyer to carry on the Business immediately after the Closing in all material respects and to keep in effect and avoid the breach, violation of, termination of, or adverse change to any Seller Material Contract to which Seller is a party or is bound or by which any of its assets or properties is bound, all as identified on Schedule 6.5 of the Seller Disclosure Letter hereto.

6.6                                 Litigation.  Seller shall notify Buyer in writing promptly after learning of any claim, action, suit, arbitration, mediation, proceeding or investigation by or before any court, arbitrator or arbitration panel, board or governmental agency, initiated by or against it, or known by Seller to be threatened against Seller or any of its Subsidiaries, officers, directors, employees or stockholders in their capacity as such.

6.7                                 No Solicitation; Acquisition Proposals.

(a)                                  No Solicitation Generally.  From and after the date of this Agreement until the Closing or termination of this Agreement pursuant to Article 10, Telos Sellers will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them (all of the foregoing collectively being the “Seller Representatives”) to, directly or indirectly, (i) solicit, initiate, seek, entertain, encourage, facilitate, support or induce the making, submission or announcement of any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal (as hereinafter defined), (ii) enter into, participate in, maintain or continue any communications (except solely to provide written notice as to the existence of these provisions) or negotiations regarding, or deliver or make available to any Person any non-public information with respect to, or take any other action regarding, any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (iii) agree to, accept, approve, endorse or recommend any Acquisition Proposal, (iv) enter into any letter of intent or any other Contract contemplating or otherwise relating to any Acquisition Proposal, (v) submit any Acquisition Proposal to the vote of any security holders of Seller or any Subsidiary, (vi) withhold, withdraw or modify, in a manner adverse to Buyer, the approval of Seller Board of this Agreement and/or any of the transactions contemplated hereby, or (vii) take any action or position that is inconsistent with, or withdraw or modify, in a manner adverse to Buyer, any determination or recommendation referred to in Section 6.11(b).  If any Seller Representative, whether in his or her capacity as such or in any other capacity, takes any action that Seller is obligated pursuant to this Section 6.7 to cause such Seller Representative not to take, then Seller shall be deemed for all purposes of this Agreement to have breached this Section 6.7.

“Acquisition Proposal” shall mean, with respect to Seller, any agreement, offer, proposal or indication of interest (other than this Agreement, the Asset Purchase or any other offer, proposal or indication of interest by Buyer), or any public announcement of intention to enter into any such agreement or of any offer, proposal or indication of interest, relating to, or involving: (A) any sale, exchange, transfer, purchase or other acquisition or disposition of more than a 20% interest in the total outstanding voting securities of Seller or any Telos Seller or any tender offer or exchange offer that if consummated would result in any Person or group beneficially owning 20% or more of the total outstanding voting securities of Seller or any Telos Seller or any merger, consolidation, business combination or similar transaction involving Seller or any of its Subsidiaries; (B) any sale, lease (other than in the ordinary course of business), mortgage, pledge, exchange, transfer, license (other than in the ordinary course of business), acquisition, or disposition of substantially all of the assets of Telos Sellers in any single transaction or series of related transactions; (C) any liquidation or dissolution of Seller or any of its Subsidiaries; or (D) any other transaction the consummation of which would reasonably be expected to materially impede, interfere with, prevent or materially delay the Asset Purchase.

(b)                                 Notice.  Seller shall promptly (and in any event within two (2) calendar days) advise, orally and in writing, Buyer of (i) an Acquisition Proposal, (ii) any inquiry, expression of interest, proposal, or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, or (iii) any request for non-public information which could reasonably be expected to lead to an Acquisition Proposal as well as, in the event of any of (i)-(iii) above, (1) the material terms and conditions of such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request, and (2) the identity of the Person or group making any such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request.  Seller will (x) keep Buyer informed as promptly as practicable of the status and details (including any amendments, modifications or proposed amendments or modifications) of any such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request and (y) provide to Buyer as promptly as practicable a copy of all written and other materials and information provided to Seller in connection with any such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request.  Seller shall provide Buyer with at least twenty-four hours’ prior notice of any meeting of the Seller Board at which the Seller Board is reasonably expected to consider any Acquisition Proposal to determine whether such Acquisition Proposal is a superior offer.

6.8                                 Access to Information.  Seller, upon reasonable notice, shall allow Buyer and its agents and advisors access during Seller’s business hours to the files, books, records, technology, Contracts, personnel and offices of Telos Sellers, including any and all information relating to Seller’s Taxes, Contracts, Liabilities, financial condition and real, personal and intangible property, subject to the terms of the Nondisclosure Letter Agreement between Seller and Buyer dated February 6, 2004 (the “Mutual NDA”) and provided that such access shall not unduly disrupt Seller’s normal business activities.  Seller shall use its commercially reasonable efforts to cause its accountants to cooperate with Buyer and Buyer’s agents and advisors (provided that, prior to any disclosure to such agents or advisors, such agents or advisors are bound by the terms of a confidentiality agreement with substantially similar restrictions as included in the Mutual NDA to restrict the use and disclosure of Seller’s confidential information) in making available all financial information reasonably requested by Buyer and its agents and advisors, including the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants.

6.9                                 Satisfaction of Conditions Precedent.  Seller shall use its reasonable best efforts to satisfy or cause to be satisfied all the conditions precedent set forth in Article 9, and Seller shall use its reasonable best efforts to cause the Asset Purchase and the other transactions contemplated by this Agreement to be consummated in accordance with the terms of this Agreement.

6.10                           Seller Employees.  Within seven days of the date hereof, Buyer shall deliver to Seller a list of the employees of the Business to which Buyer wishes to offer employment (which list shall include at least 70% of the aggregate number of employees and consultants of the Telos Sellers as of the date hereof, and Buyer (or a Subsidiary thereof) shall offer employment, subject to completion of the Closing and effective on the Closing Date, on terms substantially equivalent to (or better than) those in effect prior to Closing (other than with respect to location of employment for employees employed outside of Canada), to each such employee (each, an “Employee Offeree”).  In addition to any Assumed Liabilities assumed by Buyer with respect to Transferred Employees, Buyer shall also assume and pay as an Assumed Liability all costs associated with the termination by Seller of the employment of that number of Telos Seller employees that is equal to the number by which the number of Employee Offerees is less than 70% of the aggregate number of employees and consultants of the Telos Sellers as of the date hereof, in which event the obligations of Buyer to cover such termination costs under this Section 6.10 on the one hand and the obligations of the Telos Sellers to pay termination costs with respect to employees under Section 2.1(d) on the other hand shall be allocated, as to which party has responsibility for the termination costs payable with respect to each such individual terminated employee, on an equitable basis to be agreed in good faith by the parties.  The Telos Sellers shall terminate, subject to completion of the Closing and effective on the Closing Date, the employment of any Employee Offeree who does not accept such offer prior to the Closing Date.  Buyer (or a Subsidiary thereof) shall on or prior to the Closing again offer employment to each such Employee Offeree who did not accept such offer, provided that such Employee Offeree is listed on a certificate of Seller delivered to Buyer no more than 3 days prior to the Closing, effective immediately, on terms substantially equivalent to (or better than) those in effect prior to the Closing.  Prior to or promptly after termination or resignation of each Employee Offeree who accepts any such offer of employment (each, a “Transferring Employee”), the Telos Seller that employed such Transferring Employee shall pay to such Transferring Employee all accrued and unpaid salary and other compensation (including accrued and unpaid vacation pay but excluding any severance or termination payments) to which such Transferring Employee may be entitled under Applicable Law or Contract (other than accrued and unpaid salary payable to Jack Mar and Ron McLeod which shall be an Assumed Liability to be discharged by Buyer upon the Closing). The Telos Sellers shall use their best efforts to assist, and shall cooperate with and not interfere with, Buyer (and the applicable Subsidiaries thereof) in connection with the recruitment and hiring of employees of the Business, pursuant to this Section 6.10 or otherwise.

6.11                           Approval of the Seller Stockholders.  Each Telos Seller has taken all action necessary in accordance with, as applicable, this Agreement, the Seller Convertible Notes, Applicable Law, and the organizational documents of such Telos Seller to obtain the written consent of the Seller, TELOS Hong Kong and the Seller Stockholders and holders of the Seller Convertible Notes approving the Asset Purchase and adopting this Agreement (the written consent of the Seller Stockholders and the holders of the Seller Convertible Notes being, the “Seller Stockholders Consent”) as of the date hereof.  Within ten business days after the date of this Agreement, the Seller shall distribute to its stockholders, after prior approval by Buyer, which approval shall not be unreasonably withheld or delayed, an information statement (together with any amendments thereof or supplements thereto, the “Information Statement”) to provide notice to such stockholders of the action taken by written consent in lieu of a meeting to approve this Agreement and the transaction contemplated hereby, as required by Section 228(e) of the Delaware General Corporation Law.  The Seller represents and warrants to Buyer that the Information Statement will not, at the time it is first mailed to the Seller’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the Seller makes no representation or warranty with respect to any information contained in the Information Statement furnished to the Seller by Buyer or any of its affiliates.  No amendment or supplement to the Information Statement will be made by the Seller without the approval of Buyer, which shall not be unreasonably withheld or delayed.

6.12                           Notices to Seller Securityholders and Employees.

(a)                                  Seller shall timely provide to holders of Seller Capital Stock and Seller Options all advance notices required to be given to such holders in connection with this Agreement, the Asset Purchase and the transactions contemplated by this Agreement under the Seller Option Plan or other applicable Contracts.

(b)                                 Seller shall give all notices and other information required to be given to the employees of Seller and any applicable Governmental Authority under the Code, the Worker Adjustment and Retraining Notification Act of 1988, if applicable and other Applicable Law in connection with the transactions contemplated by this Agreement or other applicable Contracts.

6.13                           Audited Financial Statements.  As soon as practicable, Seller agrees to furnish or cause to be furnished to Buyer the audited balance sheet of Seller as of December 31, 2003, and the related audited statements of operations, statements of cash flows and statements of changes in stockholders’ equity for the year ended December 31, 2003, and any notes to the foregoing financial statements (the “2003 Audited Financial Statements”).

6.14                           Closing Balance Sheet.  By the later of May 31st, 2004 and two weeks from Closing, Seller shall deliver to Buyer the Closing Balance Sheet.  In connection with the preparation of the Closing Balance Sheet Buyer shall provide Seller and Seller’s independent auditors and authorized representatives full access at all reasonable times to the properties, books, records and personnel of the Business in their possession, custody or control relating to periods prior to the Closing Date for purposes of preparing the Closing Balance Sheet.  Buyer shall pay all reasonable costs and expenses of Seller’s independent auditors incurred in connection with the preparation and review of the Closing Balance Sheet.  Buyer shall pay the reasonable costs and expenses incurred by Seller to retain Mr. Tim Law, or a similarly qualified person, for a period of no more than 30 days following the Closing to prepare the Closing Balance Sheet.

ARTICLE 7
BUYER COVENANTS

During the time period from the Agreement Date until the earlier to occur of (a) the Closing or (b) the termination of this Agreement in accordance with the provisions of Article 10, Buyer covenants and agrees with Seller as follows:

7.1                                 Advice of Changes.  Buyer shall promptly advise Seller in writing of (a) any event occurring subsequent to the Agreement Date that would render any representation or warranty of Buyer contained in Article 5 untrue or inaccurate such that the condition set forth in Section 8.1 would not be satisfied or (b) any breach of any covenant or obligation of Buyer pursuant to this Agreement or any Buyer Ancillary Agreement such that the condition set forth in Section 8.2 would not be satisfied.

7.2                                 Regulatory Approvals.  Buyer shall promptly execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority, whether foreign, federal, state, local or municipal, which may be reasonably required in connection with the consummation of the Asset Purchase and the other transactions contemplated by this Agreement, any Buyer Ancillary Agreement.  Buyer shall use diligent efforts to obtain all such authorizations, approvals and consents and shall pay any associated filing fees payable by Buyer with respect to such authorizations, approvals and consents.  Buyer shall promptly inform Seller of any material communication between Buyer and any Governmental Authority regarding any of the transactions contemplated hereby.  If Buyer or any affiliate of Buyer receives any formal or informal request for supplemental information or documentary material from any Governmental Authority with respect to the transactions contemplated hereby, then Buyer shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request.

7.3                                 Satisfaction of Conditions Precedent.  Buyer shall use its reasonable best efforts to satisfy or cause to be satisfied all of the conditions precedent that are set forth in Article 9, and Buyer shall use its reasonable best efforts to cause the Asset Purchase and the other transactions contemplated by this Agreement to be consummated in accordance with the terms of this Agreement.

7.4                                 Buyer Plans.  As promptly as reasonably practicable after the Closing, Buyer shall, or shall cause its Subsidiaries to, enroll all Transferring Employees in Buyer’s employee benefit plans (the “Buyer Plans”) subject to satisfaction of eligibility standards that are applicable to similarly situated employees of Buyer on substantially similar terms applicable to employees of Buyer who are similarly situated based on levels of responsibility.  Buyer shall recognize the prior service with Seller or its Subsidiaries, as applicable, of each of the Transferring Employees in connection with each of the Buyer Plans for purposes of eligibility and levels of benefits (other than levels of benefits under any “pension plan” within the meaning of Section 3(2) of ERISA or any retiree welfare plan).  Notwithstanding anything in this Section 7.4 to the contrary, this Section 7.4 shall not operate to duplicate any benefit provided to any Transferring Employee or to fund any such benefit.

7.5                                 Directors and Officers Insurance.  On or prior to the Closing Date, Seller shall procure, at its expense, a directors’ and officers’ liability insurance policy in respect of acts or omissions occurring on or prior to the Closing Date covering persons who are currently covered by Seller’s directors’ and officers’ liability insurance policy in effect on the date hereof.  Such policy shall be for a period of no more than six years from the Closing Date and shall include coverage in the amount of $5,000,000 with the usual and customary scope of coverage.

7.6                                 Transaction Taxes.  Buyer shall be responsible for any and all excise, value added, registration, stamp, property, documentary, transfer, sales, use and similar Taxes, levies, charges and fees (including all real estate transfer Taxes) incurred, or that may be payable to any taxing authority, in connection with, the transactions (including without limitation the sale, transfer, and delivery of the Purchased Assets) contemplated by this Agreement provided that to the extent permitted by applicable law, Buyer and Seller shall cooperate with each other to obtain exemptions from such Taxes or to otherwise legally minimize such Taxes.  Buyer shall timely file all Tax Returns relating to such Taxes that are required to be filed after the Closing Date.  Notwithstanding the foregoing, each party shall be responsible for its own income, capital gain or other similar Taxes due in connection with the transactions (including without limitation the sale, transfer, and delivery of the Purchased Assets) contemplated by this Agreement.

7.7                                 Proration of Property Taxes.  All Property Taxes levied with respect to the Purchased Assets for any Straddle Period, whether imposed or assessed in the Pre-Closing Tax Period or Post-Closing Tax Period, shall be prorated between the applicable Telos Seller and the Purchaser as of 12:01 A.M. on the date of the Closing.  If any Taxes subject to proration are paid by Purchaser, on the one hand, or a Telos Seller, on the other hand, the proportionate amount of such Taxes paid (or in the event a refund of any portion of such Taxes previously paid is received, such refund) shall be paid promptly by (or to) the other after the payment of such Taxes (or promptly following the receipt of any such refund).

ARTICLE 8
CONDITIONS TO OBLIGATIONS OF TELOS SELLERS

The obligations of the Telos Sellers to consummate the Asset Purchase and take the other actions required to be taken by the Telos Sellers at the Closing are subject to the fulfillment or satisfaction as of the Closing, of each of the following conditions (it being understood that (a) any one or more of the following conditions may be waived by Seller in a writing signed on behalf of Seller and (b) by proceeding with the Closing, Seller shall be deemed to have waived any of such conditions that remain unfulfilled or unsatisfied):

8.1                                 Accuracy of Representations and Warranties.  The representations and warranties of Buyer set forth in Article 5 shall be true and correct on and as of the Closing with the same force and effect as if they had been made on the Closing Date (except for any such representations or warranties shall be true and correct, and such representations and warranties shall be true and correct on and as of such specified date or dates) except to the extent the failure of such representations and warranties to be so true and correct does not have a Material Adverse Effect on Buyer, and at the Closing Seller shall have received a certificate to such effect executed by an officer of Buyer.

8.2                                 Covenants.  Buyer shall have performed and complied in all material respects with all of its covenants contained in Article 6 and Article 7 on or before the Closing (to the extent that such covenants require performance by Buyer on or before the Closing), and at the Closing Seller shall have received a certificate to such effect executed by an officer of Buyer.

8.3                                 Compliance with Law; No Legal Restraints; No Litigation.  There shall not be issued, enacted or adopted any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation, action or proceeding, or any judgment or ruling by any Governmental Authority that prohibits or renders illegal or imposes limitations on the Asset Purchase or any other material transaction contemplated by this Agreement.

8.4                                 Government Consents.  There shall have been obtained at or prior to the Closing Date such permits or authorizations, and there shall have been taken all such other actions by any Governmental Authority or other regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, as may be required to lawfully consummate the Asset Purchase.

8.5                                 Secretary Certificates.  Seller shall have received certificates executed by the Secretary or Assistant Secretary of Buyer certifying:

(a)                                  the resolutions duly adopted by the Board of Directors of Buyer authorizing the execution of this Agreement and the execution, performance and delivery of all agreements, documents and transactions contemplated hereby; and

(b)                                 the incumbency of the officers of each entity executing this Agreement and all agreements and documents contemplated hereby.

8.6                                 Opinion of Buyer’s Legal Counsel.  Seller shall have received from Shearman & Sterling LLP, legal counsel to the Buyer, an opinion opining to the matters set forth in Exhibit H.

8.7                                 Buyer Good Standing Certificates.  Seller shall have received certificates from the Delaware Secretary of State certifying that Buyer is in good standing in such jurisdiction.

8.8                                 Seller Stockholder Approvals.  The Asset Purchase and this Agreement shall have been duly and validly approved and adopted, as required by Applicable Law and Seller’s Certificate of Incorporation and Bylaws, each as in effect on the date of such approval and adoption, by the requisite vote or written consent of the Seller Stockholders and by the requisite written consent of holders of the Seller Convertible Notes.

8.9                                 Bill of Sale and Assumption Agreement.  Buyer shall have executed and delivered counterparts of the Bill of Sale and Assumption Agreement.

8.10                           Intellectual Property Assignments.  Seller shall have received from Buyer:  (i)  the Trademark and Domain Name Assignments, executed on Buyer’s behalf by an authorized officer of Buyer with his or her execution notarized, in a form acceptable for recording with the United States Patent and Trademark Office or applicable domain name registrar, and any foreign offices, as applicable; (ii) the Patent Assignments, executed on Buyer’s behalf by an authorized officer of Buyer with his or her execution notarized, in a form acceptable for recording with the United

States Patent and Trademark Office, and any foreign offices, as applicable; and (iii) the Other Instruments.

8.11                           Buyer Ancillary Agreements.  Buyer shall have executed and delivered counterparts of each of the Ancillary Agreements not referenced above to which Buyer is a signatory and provided all deliverables and performed all obligations required to be completed by Buyer prior to or at the Closing under all of the Buyer Ancillary Agreements.

8.12                           Initial Payment.  Buyer shall have paid the portion of the Initial Payment payable at the Closing in the manner contemplated by Section 2.2(b) (provided that, in accordance with Sections 2.3 and 2.4, the Escrow Cash and Holdback Cash will not be delivered to the Telos Sellers at the Closing but will instead be delivered as provided and subject to the terms of Article 2.3 and Section 2.8, respectively).

8.13                           Escrow Cash and Working Capital Adjustment Cash.  Buyer shall have deposited the Escrow Cash and Working Capital Adjustment Cash in the Escrow Account with the Escrow Agent in the manner contemplated by Sections 2.3 and 2.4.

8.14                           Employment Matters.  The Buyer shall have executed and delivered an employment agreement with Mr. Jack Mar, acceptable to Mr. Mar, which shall not have been revoked.

ARTICLE 9
CONDITIONS TO OBLIGATIONS OF BUYER

Buyer’s obligations to consummate the Asset Purchase and take the other actions required to be taken by them at the Closing are subject to the fulfillment or satisfaction, as of the Closing, of each of the following conditions (it being understood that (a) any one or more of the following conditions may be waived by Buyer in a writing signed by Buyer and (b) by proceeding with the Closing, Buyer shall be deemed to have waived any of such conditions that remains unfulfilled or unsatisfied):

9.1                                 Accuracy of Representations and Warranties.  Subject to the Seller Disclosure Letter, the representations and warranties of Seller set forth in Article 4 shall be true and correct on and as of the Closing with the same force and effect as if they had been made on the Closing Date (except for any such representations or warranties that by their terms speak only as of a specific date or dates, in which case such representations and warranties shall be true and correct on and as of such specified date or dates) except to the extent the failure of any such representations and warranties to be so true and correct does not have a Material Adverse Effect on Seller, and at the Closing Buyer shall have received a certificate to such effect executed by Seller’s President or Chief Executive Officer.

9.2                                 Covenants.  Seller shall have performed and complied in all material respects with all of its covenants contained in Article 6 at or before the Closing (to the extent that such covenants require performance by Seller at or before the Closing), and at the Closing Buyer shall have received a certificate to such effect executed by Seller’s President or Chief Executive Officer.

9.3                                 No Material Adverse Change.  There shall not have been any Material Adverse Change in Seller occurring between the date of this Agreement and the Closing and at the Closing Buyer shall have received a certificate to such effect executed by Seller’s President or Chief Executive Officer.

9.4                                 Compliance with Law; No Legal Restraints; No Litigation.  There shall not be issued, enacted or adopted, or threatened in writing by any Governmental Authority, any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation, action, proceeding, or any judgment or ruling by any Governmental Authority that prohibits or renders illegal or imposes limitations on the Asset Purchase or any other material transaction contemplated by this Agreement.  No litigation or proceeding shall be threatened or pending for the purpose or with the probable effect of enjoining or preventing the consummation of any of the transactions contemplated by this Agreement.

9.5                                 Government Consents.  There shall have been obtained at or prior to the Closing Date such permits or authorizations, and there shall have been taken all such other actions by any Governmental Authority or other regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, as may be required to consummate the Asset Purchase, including requirements under applicable federal and state securities laws.

9.6                                 Secretary Certificates.  Buyer shall have received certificates executed by the Secretary or Assistant Secretary of Seller certifying:

(a)                                  the resolutions duly adopted by the Board of Directors of Seller and by the stockholders of Seller authorizing the execution of this Agreement and the execution, performance and delivery of all agreements, documents and transactions contemplated hereby; and

(b)                                 the incumbency of the officers of each entity executing this Agreement and all agreements and documents contemplated hereby.

9.7                                 Opinion of Seller’s Legal Counsel.  Buyer shall have received from Fenwick & West LLP, U. S. legal counsel to Seller, an opinion opining to the matters set forth in Exhibit I-1, from McCarthy Tetrault LLP, Canadian legal counsel to Seller, an opinion opining as to the matters set forth in Exhibit I-2 and from Conyers, Dill & Pearman, Bermuda legal counsel to Seller, an opinion opining as to the matters set forth in Exhibit I-3.

9.8                                 Consents.  Buyer shall have received duly executed copies of those third party consents, approvals, assignments, notices, waivers, authorizations or other certificates set forth in Schedule 9.8 attached hereto.

9.9                                 Seller Stockholder Approvals.  The Asset Purchase and this Agreement shall have been duly and validly approved and adopted, as required by Applicable Law and Seller’s Certificate of Incorporation and Bylaws, each as in effect on the date of such approval and adoption, by the requisite vote or written consent of the Seller Stockholders and by the requisite written consent of holders of the Seller Convertible Notes.

9.10                           Bill of Sale and Assumption Agreement.  Each Telos Seller shall have executed and delivered counterparts of the Bill of Sale and Assumption Agreement.

9.11                           Intellectual Property Assignments.  Buyer shall have received from Telos Sellers:  (i)  the Trademark and Domain Name Assignments, executed on Telos Sellers’ behalf by an authorized officer of each Telos Seller with his or her execution notarized, in a form acceptable for recording with the United States Patent and Trademark Office or applicable domain name registrar; (ii) the Patent Assignments, executed on Telos Sellers’ behalf by an authorized officer of each Telos Seller with his or her execution notarized, in a form acceptable for recording with the United States Patent and Trademark Office and (iii)  the Other Instruments.

9.12                           Seller Ancillary Agreements.  Telos Sellers shall have executed and delivered counterparts of each of the Ancillary Agreements not referenced above to which a Telos Seller is a signatory and provided all deliverables and performed all obligations required to be completed by a Telos Seller prior to or at the Closing under all of the Seller Ancillary Agreements.

9.13                           Employment Matters.  Jack Mar and 60% of the Employee Offerees (not including Mr. Mar or any Employee Offerees located outside of Canada who are required to relocate as part of the terms of the offer of employment) shall have accepted the offer of employment with Buyer (or a Subsidiary thereof), which acceptance shall not have been revoked.

9.14                           Seller Good Standing Certificates.  Buyer shall have received a certificate from the Delaware and California Secretaries of State (with respect to Seller), the province of British Columbia (with respect to TELOS Engineering Ltd.), and Bermuda (with respect to TELOS Engineering (Bermuda) Ltd.) certifying that such entity is in good standing and that all applicable Taxes and fees of Seller through and including the Closing Date have been paid (to the extent that such concepts are applicable in such jurisdictions).

9.15                           FIRPTA Certificate.  Buyer shall have received certification from Seller of non-foreign status, in accordance with Treasury Regulations under Sections 1445 and 894 of the Code.

9.16                           Release of Encumbrances.  All Encumbrances on the Purchased Assets arising from or in connection with the Seller Senior Convertible Notes shall have been irrevocably released.

ARTICLE 10
TERMINATION OF AGREEMENT

10.1                           Termination by Mutual Consent.  This Agreement may be terminated at any time prior to the Closing by the mutual written consent of Buyer and Seller.

10.2                           Unilateral Termination.

(a)                                  Either Buyer or Seller, by giving written notice to the other, may terminate this Agreement if a court of competent jurisdiction or other Governmental Authority shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Asset Purchase or any other material transaction contemplated by this Agreement.

(b)                                 Either Buyer or Seller, by giving written notice to the other, may terminate this Agreement if the Asset Purchase shall not have been consummated by midnight Pacific Time on June 30, 2004, which date may be extended by the mutual written consent of the parties hereto.

(c)                                  Either Buyer or Seller may terminate this Agreement at any time prior to the Closing if (a) the other has committed a breach of (i) any of its representations and warranties under Article 4 or Article 5, as applicable, in any material respect or (ii) any of its covenants under Article 6 or Article 7, as applicable, materially adversely affecting (or materially delaying) the consummation of the transactions contemplated hereby and has not cured such breach within twenty business days after the party seeking to terminate this Agreement has given the other party written notice of the material breach and its intention to terminate this Agreement pursuant to this Section 10.2(c) (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and (b) if not cured on or prior to the Closing Date, such breach would result in the failure of any of the conditions set forth in Article 9 or Article 8, as applicable, to be fulfilled or satisfied; provided, however, that the right to terminate this Agreement under this Section 10.2(c) shall not be available to a party if the party is at that time in material breach of this Agreement.

10.3                           Effect of Termination.  In the event of termination of this Agreement as provided in Section 10.2, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Buyer or Seller or their respective officers, directors, stockholders or affiliates; provided, however, that the provisions of this Section 10.3 (Effect of Termination) and Article 12 (Miscellaneous) shall remain in full force and effect and survive any termination of this Agreement.

ARTICLE 11
SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION
AND REMEDIES; CONTINUING COVENANTS

11.1                           Survival.  If the Asset Purchase is consummated, the representations, warranties, covenants and agreements of Seller and Buyer contained in this Agreement and the other agreements, certificates and documents contemplated hereby shall survive the Closing and remain in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, until June 30, 2005 (the “Expiration Date”) provided further, that, such expiration shall not affect the rights of any Buyer Indemnified Person or Seller Indemnified Person, as applicable, under this Article 11 to seek recovery of Damages (as defined in Section 11.2) arising out of any fraud by Seller or Buyer, as applicable, until the expiration of the applicable statute of limitations with respect to any such claim.  If written notice of a claim of breach of representation and warranty has been given prior to the expiration of the applicable representation and warranty by a party hereto to another party hereto, then the relevant representation and warranty shall survive as to such claim until such claim has been finally resolved in accordance with this Article 11.

11.2                       Agreement of Telos Sellers to Indemnify.  Subject to the limitations set forth in this Article 11, from and after the Closing, each Telos Seller shall, jointly and severally, indemnify and hold harmless Buyer and its officers, directors, agents, representatives, stockholders and employees, and each person, if any, who controls or may control Buyer within the meaning of the Securities Act or the Exchange Act (each hereinafter referred to individually as a “Buyer Indemnified Person” and collectively as the “Buyer Indemnified Persons”) from and against any and all actual losses, costs, damages, liabilities and expenses (including reasonable attorneys’ fees, other professionals’ and experts’ fees, costs of investigation and court costs), calculated net of any recoveries under existing insurance policies (net of any applicable collection costs and reserves, deductibles, premium adjustments and retrospectively rated premiums) and net of the amount of any indemnity and contribution received from third parties (hereinafter collectively referred to as “Damages”), arising from claims, demands, assertions of liability, or actual or threatened actions, suits or proceedings (whether civil, criminal, administrative or investigative) directly or indirectly arising out of, resulting from or in connection with:  (i) any actual failure of any representation or warranty made by Seller in this Agreement or in the Seller Disclosure Letter to be true and correct as of the Closing Date (as though such representation or warranty were made as of the Closing Date, except in the case of representations and warranties which by their terms speak only as of a specific date or dates, in which case such representations and warranties shall have actually failed to be true and correct as of such specified date or dates); (ii) any actual breach of or default in connection with any of the covenants or agreements made by Seller in this Agreement or in the Seller Disclosure Letter; (iii) Seller’s failure to pay, perform or discharge, when due, any Excluded Liability; and (iv) any Transaction Expenses of Telos Sellers; in each case which becomes known to the relevant Buyer Indemnified Person during the period of survival of the representations, warranties, covenants and agreements and for which Buyer delivers timely written notice to Seller in accordance with Sections 11.5 and 11.7 prior to the Expiration Date; provided, however, that, notwithstanding anything herein to the contrary, the Buyer Indemnified Persons shall not have any right to indemnification under this Article 11 with respect to any Damages arising out of, resulting from or in connection with any of the matters described in clauses (i) through (iv) above to the extent that Buyer has previously been compensated for such Damages pursuant to the retention by Buyer of an amount of the Working Capital Adjustment Cash pursuant to Section 2.8.

11.3                           Agreement of Buyer to Indemnify.  From and after the Closing, Buyer shall indemnify and hold harmless Seller, each of its Subsidiaries and the respective officers, directors, agents, representatives, stockholders and employees of Telos Sellers, and each person, if any, who controls or may control Seller within the meaning of the Securities Act or the Exchange Act (each hereinafter referred to individually as a “Seller Indemnified Person” and collectively as “Seller Indemnified Persons”) from and against any and all Damages arising from claims, demands, assertions of liability, or actual or threatened actions, suits or proceedings (whether civil, criminal, administrative or investigative) directly or indirectly arising out of, resulting from or in connection with:  (i) any actual failure of any representation or warranty made by Buyer in this Agreement to be true and correct as of the date of this Agreement and as of the Closing Date (as though such representation or warranty were made as of the Closing Date, except in the case of representations and warranties which by their terms speak only as of a specific date or dates), (ii) any actual breach of or default in connection with any of the covenants or agreements made by Buyer in this Agreement, including the Earnout, (iii) Buyer’s failure to pay, perform or discharge, when due, any Assumed Liability; (iv) any Liability arising out of the use or operation of the Purchased Assets or the conduct of the Business by Buyer and its Affiliates after the Closing Date; and (v) any Transaction Expenses of Buyer and its Subsidiaries;  in each case which becomes known to a Seller Indemnified Person during the period of survival of the representations, warranties, covenants and agreements and for which a Seller Indemnified Person delivers a written notice to Buyer in accordance with Sections 11.5 and 11.7 prior to the Expiration Date.

11.4                           Remedies and Limitations.

(a)                                  Escrow Cash.  If the Asset Purchase is consummated, recovery from the Escrow Cash, and the Earnout (solely as contemplated by Section 11.4(b) below), shall be the sole and exclusive remedy of the Buyer Indemnified Persons under this Agreement with respect to the matters listed in  clauses (i) and (ii) of Section 11.2, except in the case of fraud by a Telos Seller.

(b)                                 Earnout.  In the case of Damages arising out of or resulting from (i) fraud by a Telos Seller, or (ii) after Buyer has exhausted or made bona fide indemnification claims upon all the Escrow Cash (after taking into account all other claims for indemnification from the Escrow Cash made by Buyer), Buyer shall have the right to set-off any Damages for which the Buyer Indemnified Persons are entitled to be indemnified pursuant to this Article 11 against the amount of any earned but unpaid Earnout.

(c)                                  Basket.  Notwithstanding anything contained herein to the contrary, no Buyer Indemnified Person may receive any recovery in respect of any claim for indemnification that is made pursuant to clauses (i) and (ii) of Section 11.2, and that does not involve fraud by a Telos Seller unless and until Damages in an aggregate amount greater than US$350,000.00 (the “Basket”) have been incurred, paid or properly accrued, following which the Buyer Indemnified Persons may make claims for indemnification for those Damages included in the amount of the Basket as well as any and all amounts in excess of the amount of the Basket.

(d)                                 Buyer shall, and shall cause each other Buyer Indemnified Person to use all commercially reasonable efforts to mitigate any Damages which any Buyer Indemnified Person may suffer in consequence of any matter giving rise to a claim for indemnification hereunder.  Seller shall, and shall cause each other Seller Indemnified Person to, use all commercially reasonable efforts to mitigate any Damages which any Seller Indemnified Person may suffer in consequence of any matter giving rise to a claim for indemnification hereunder.

(e)                                  Buyer shall not be entitled to recover Damages in respect of any claim, or otherwise obtain reimbursement or restitution of Damages, more than once with respect to any claim hereunder.

(f)                                    From and after the Closing, except with respects to claims based on fraud or for non-cash equitable remedies, the remedies provided in this Article 11 shall be exclusive as to any claims by a party under this Agreement or under any other agreement, certificate and document contemplated hereby or arising out of the transactions provided for herein and therein and shall preclude assertion by any party of any other rights or the seeking of any other remedies against another party.

(g)                                 If any person entitled to indemnification hereunder is entitled to recover from any person other than the indemnifying party hereunder, including under any applicable insurance policy but excluding from any Taxing authority as a result of a reduction of such indemnified person’s Tax liability, any amount that relates to a matter giving rise to a claim for indemnification under Section 11.2 or 11.3, as applicable, such indemnified person will take all commercially reasonable steps to recover such amount from such third party prior to pursuing such claim against the party providing indemnification hereunder.  If such indemnified person recovers any such amount from such third party, the amount of Damages recoverable under Section 11.2 or 11.3, as applicable, shall be reduced by the amount of such recovery.

11.5                           Notice of Claim.  As used herein, the term “Claim” means a claim for indemnification for Damages under this Article 11.  An indemnified party may give notice of a Claim under this Agreement (a “Notice of Claim”) to the Seller, in the case of an Buyer Indemnified Person, and to Buyer, in the case of a Seller Indemnified Person, promptly after such indemnified party becomes aware of the existence of any potential claim for indemnification under this Article 11, arising from or relating to:

(a)                                  Any matter specified in Section 11.2 or Section 11.3, as applicable; or

(b)                                 the assertion, whether orally or in writing, against such indemnified party of a claim, demand, suit, action, arbitration, investigation, inquiry or proceeding brought by a third party against such indemnified party (in each such case, a “Third-Party Claim”) that is based on, arises out of or relates to any matter specified in Section 11.2, or Section 11.3, as applicable.

The period during which claims may be initiated (the “Claims Period”) by the Buyer Indemnified Persons for indemnification either from the Escrow Cash and/or the Earnout with respect to the matters set forth in Section 11.2, or by the Seller Indemnified Persons for indemnification from Buyer with respect to the matters set forth in Section 11.3, shall commence at the Closing and terminate on the Expiration Date, provided that the Claims Period for indemnification from and against Damages arising out of, resulting from or in connection with fraud by any Telos Seller or the Buyer shall commence on the Closing and terminate upon the expiration of the applicable statute of limitations.  Notwithstanding anything contained herein to the contrary, any bona fide Claims for Damages specified in any Notice of Claim delivered in accordance herewith prior to expiration of the applicable Claims Period with respect to facts and circumstances existing prior to expiration of the applicable Claims Period shall remain outstanding until such Claims for Damages have been resolved or satisfied, notwithstanding the expiration of such Claims Period.  Until the expiration of the applicable Claims Period, no delay on the part of an indemnified party in giving a Notice of Claim shall relieve the indemnifying party from any of its obligations under this Article 11 unless (and then only to the extent that) the indemnifying party is materially prejudiced thereby.

11.6                           Defense of Third-Party Claims.

(a)                                  The indemnified party shall determine and conduct the defense of any Third-Party Claim, and the costs and expenses incurred by the indemnified party in connection with such defense or settlement (including reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) shall be included in the Damages for which the indemnified party may seek indemnification pursuant to a Claim made by any indemnified party hereunder to the extent and subject to the limits provided in this Article 11.

(b)                                 The indemnifying party shall have the right to receive copies of all pleadings, notices and communications with respect to the Third-Party Claim and may participate in, but not to determine or conduct, any defense of the Third-Party Claim with respect to the Third-Party Claim.

(c)                                  No settlement of any such Third-Party Claim with any third party claimant shall be made and no such settlement shall be determinative of the existence of or amount of indemnifiable Damages relating to such matter, except with the prior written consent of the Seller, in the case of any Third-Party Claim for which any Buyer Indemnified Person is seeking indemnification, or the Buyer, in the case of any Third-Party Claim for which any Seller Indemnified Person is seeking indemnification.

11.7                           Contents of Notice of Claim.  Each Notice of Claim given pursuant to Section 11.5 shall contain the following information:

(a)                                  that the indemnified party has directly or indirectly incurred, paid or properly accrued (in accordance with GAAP) or, in good faith, believes it shall have to directly or indirectly incur, pay or accrue (in accordance with GAAP), Damages in an aggregate stated amount arising from such Claim (which amount may be the amount of damages claimed by a third party in an action brought against any indemnified party based on alleged facts, which if true, would give rise to liability for Damages under this Article 11); and

(b)                                 a brief description, in reasonable detail (to the extent reasonably available), of the facts, circumstances or events giving rise to the alleged Damages based on the indemnified party’s good faith belief thereof, including the identity and address of any third-party claimant (to the extent reasonably available) and copies of any formal demand or complaint, the amount of Damages, the date each such item was incurred, paid or properly accrued, or the basis for such anticipated liability, and the specific nature of the breach to which such item is related.

11.8                           Resolution of Notice of Claim.  Each Notice of Claim given shall be resolved as follows:

(a)                                  Uncontested Claims.  If, within twenty (20) business days after a Notice of Claim is received, the indemnifying party does not contest such Notice of Claim in writing as provided in Section 11.8(b), the indemnifying party shall be conclusively deemed to have consented to the recovery by the indemnified party of all Damages that arise with respect to the claim described in the Notice of Claim in accordance with this Article 11, including the forfeiture of Escrow Cash and, without further notice, to have stipulated to the entry of a final judgment for Damages against the indemnifying party for such amount in any court having jurisdiction over the matter where venue is proper.

(b)                                 Contested Claims.  If the indemnifying party gives the other party written notice contesting all or any portion of a Notice of Claim within the twenty (20) business day period specified in Section 11.8(a) (a “Contested Claim”) then such Contested Claim shall be resolved by either (i) a written settlement agreement executed by the Telos Sellers and Buyer or (ii) in the absence of such a written settlement agreement within thirty (30) business days following receipt of the written notice, by binding arbitration between the Telos Sellers and Buyer in accordance with the terms and provisions of Section 11.8(c).

(c)                                  Arbitration.  If the Buyer and the Telos Sellers are unable to resolve a Contested Claim by negotiation, each of Buyer and the Telos Sellers agree that any Contested Claim will be submitted to mandatory, final and binding arbitration before J.A.M.S./ENDISPUTE or its successor (“J.A.M.S.”), pursuant to the United States Arbitration Act, 9 U.S.C., Section 1 et seq. and that any such arbitration will be conducted in Santa Clara County, California.  Either Buyer or Seller may commence the arbitration process called for by this Agreement by filing a written demand for arbitration with J.A.M.S. and giving a copy of such demand to each of the other parties to this Agreement.  The arbitration will be conducted in accordance with the provisions of J.A.M.S’ Streamlined Arbitration Rules and Procedures in effect at the time of filing of the demand for arbitration, subject to the provisions of this Section 11.8.3.  The parties will cooperate with J.A.M.S. and with each other in promptly selecting an arbitrator from J.A.M.S.’ panel of neutrals, and in scheduling the arbitration proceedings in order to fulfill the provisions, purposes and intent of this Agreement.  The parties covenant that they will participate in the arbitration in good faith, and that they will share in its costs in accordance with subparagraph (i) below.  The provisions of this Section 11.8.3 may be enforced by any court of competent jurisdiction, and the party seeking enforcement will be entitled to an award of all costs, fees and expenses, including attorneys’ fees, to be paid by the party against whom enforcement is ordered.  Judgment upon the award rendered by the arbitrator may be entered in any court having competent jurisdiction.

(i)                                     Payment of Costs.  Buyer on the one hand, and/or Seller, on the other hand, will bear the expense of deposits and advances required by the arbitrator in equal proportions, but either party may advance such amounts, subject to recovery as an addition or offset to any award.  The arbitrator shall determine the party who is the prevailing party and the party who is the non-prevailing party.  The non-prevailing party shall pay all reasonable costs, fees and expenses related to the arbitration, including reasonable fees and expenses of attorneys, accountants and other professionals incurred by the prevailing party, the fees of each arbitrator and the administrative fee of the arbitration proceedings.  If such an award would result in manifest injustice, however, the arbitrator may apportion such costs, fees and expenses between the parties in such a manner as the arbitrator deems just and equitable.

(ii)                                  Burden of Proof.  Except as may be otherwise expressly provided herein, for any Contested Claim submitted to arbitration, the burden of proof will be as it would be if the claim were litigated in a judicial proceeding governed by California law exclusively.

(iii)                               Award.  Upon the conclusion of any arbitration proceedings hereunder, the arbitrator will render findings of fact and conclusions of law and a final written arbitration award setting forth the basis and reasons for any decision reached (the “Final Award”) and will deliver such documents to Seller and Buyer, together with a signed copy of the Final Award.  The Final Award will constitute a conclusive determination of all issues in question, binding upon Seller and Buyer, and will include an affirmative statement to such effect.

(iv)                              Timing.  Seller, Buyer and the arbitrator will conclude each arbitration pursuant to this Section 11.8 as promptly as possible for the Contested Claim being arbitrated.

(v)                                 Terms of Arbitration.  The arbitrator chosen in accordance with these provisions will not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or the provisions of this Agreement.

11.9                           Exclusive Remedy.  Following the Closing, except as specifically otherwise provided in this Agreement, arbitration conducted in accordance with this Agreement will be the sole and exclusive means of resolution of any Contested Claim made pursuant to this Article 11.

11.10                     Tax Consequences of Indemnification Payments.  All payments (if any) made to a Buyer Indemnified Person or to a Seller Indemnified Person pursuant to any indemnification obligations under this Article 11 will be treated as adjustments to the purchase price for tax purposes and such agreed treatment will govern for purposes of this Agreement, unless otherwise required by Applicable Law.

ARTICLE 12
MISCELLANEOUS

12.1                           Governing Law.  The internal laws of the State of California, applicable to agreements between California residents and entered into and to be performed within California, shall govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.  The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of California and the Federal courts of the United States of America located within the County of Santa Clara in the State of California solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby (including resolution of disputes under Section 11.8(c)), and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a California State or Federal court.  The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 12.9 or in such other manner as may be permitted by Applicable Law, shall be valid and sufficient service thereof.  With respect to any particular action, suit or proceeding, venue shall lie solely in Santa Clara County, California.

12.2                           Assignment; Binding Upon Successors and Assigns.  The Buyer’s obligations hereunder may not be assigned or delegated by the Buyer in any manner whatsoever, whether directly or by operation of law or otherwise, except in connection with any acquisition by a third party of the Buyer (through a merger or otherwise) or substantially all of the Buyer’s assets in which case Buyer shall cause such third party to specifically assume all of Buyers obligations hereunder; and provided further that Buyer may assign any of its rights, but not any of its obligations hereunder, to one or more direct or indirect wholly owned subsidiaries of Buyer without the consent of the Seller.  Except as set forth in the preceding sentence, no party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other parties hereto.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns as set forth herein.  Any assignment in violation of this provision shall be void.

12.3                           Severability.  If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, then the remainder of this Agreement and the application of such provision to other persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

12.4                           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original as regards any party whose signature appears thereon and all of which together shall constitute one and the same instrument.  This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all parties reflected hereon as signatories.

12.5                           Other Remedies.  Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a party hereunder shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any State having jurisdiction.

12.6                           Amendments and Waivers.  Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by a writing signed by the party to be bound thereby.  The waiver by a party of any breach hereof or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default.  This Agreement may be amended by the parties hereto as provided in this Section 12.6 at any time before or after adoption of this Agreement by the Seller Stockholders, but, after such adoption, no amendment shall be made which by Applicable Law requires the further approval of the Seller Stockholders without obtaining such further approval.  At any time prior to the Closing, each of Seller and Buyer, by action taken by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties made to it contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for its benefit contained herein.

No such waiver or extension shall be effective unless signed in writing by the party against whom such waiver or extension is asserted.  The failure of any party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

12.7                           Expenses.  Each party shall bear its respective Transaction Expenses.

12.8                           Attorneys’ Fees.  Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party shall be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys’ fees to be fixed by the court (including costs, expenses and fees on any appeal).  The prevailing party shall be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.

12.9                           Notices.  All notices and other communications required or permitted under this Agreement shall be in writing and shall be either hand delivered in person, sent by facsimile, sent by certified or registered first-class mail, postage pre-paid, or sent by nationally recognized express courier service.  Such notices and other communications shall be effective upon receipt if hand delivered or sent by facsimile, three (3) days after mailing if sent by mail, and one (1) day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this Section 12.9:

If to Buyer:

UTStarcom, Inc.
1275 Harbor Bay Parkway, Suite 100
Alameda, CA 94502
Attention:  Legal Department
Facsimile No.: 510-864-8800
Telephone No.:  510-864-8802

with a copy to:
Shearman & Sterling LLP
1080 Marsh Road
Menlo Park, CA 94025
Attention:  Carmen Chang, Esq.
Facsimile No.: (650) 838-3699
Telephone No.: (650) 838-3612

If to the Telos Sellers:

4600 Jacombs Road
Richmond, BC VCV 3B1
Canada
Attention:  President
Facsimile No.: (604) 303-8557
Telephone No.: (604) 303-2316

with a copy to:

Fenwick & West LLP
Embarcadero Center West
275 Battery Street
San Francisco, CA 94111
Attention:                      David Michaels, Esq.
Lynda M. Twomey, Esq.
Facsimile No.: (415) 281-1350
Telephone No.: (415) 875-2300

12.10                     Interpretation; Rules of Construction.  When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated.  When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated.  When reference is made in this Agreement to Schedules, such reference shall be to a Schedule to this Agreement.  When a reference is made in this Agreement to Articles, such reference shall be to an Article of this Agreement unless otherwise indicated.  Capitalized terms used in the Exhibits and Schedules and not otherwise defined therein, shall have the meaning ascribed in this Agreement.  The words “include”, “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity.  The signatories hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

12.11                     No Joint Venture.  Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto.  No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party.  No party shall have the power to control the activities and operations of any other and their status is, and at all times shall continue to be, that of independent contractors with respect to each other.  No party shall have any power or authority to bind or commit any other party.  No party shall hold itself out as having any authority or relationship in contravention of this Section 12.11.

12.12                     Further Assurances.  Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

12.13                     Third Party Beneficiary Rights.  No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, employee, affiliate, stockholder, partner or any party hereto or any other Person unless specifically provided otherwise herein and, except as so provided, all provisions hereof shall be personal solely between the parties to this Agreement; except that Article 11 is intended to benefit the Persons set forth herein.

12.14                     Public Announcement.  Prior to the publication of a mutually agreed press release or the inclusion of mutually agreed disclosure in a press release issued by Buyer, neither party shall make any public announcement relating to this Agreement or the transactions contemplated hereby (except as may be required by law or to obtain necessary third party consents or to its Board of Directors or its advisors) and Seller shall use its reasonable efforts to prevent any trading in shares of securities issued by Buyer by its officers, directors, employees, stockholders and agents prior to the Closing.

12.15                     Confidentiality.  Seller and Buyer each confirm that they have entered into the Mutual NDA and that they are each bound by, and shall abide by, the provisions of such Mutual NDA; provided, however, that Buyer shall not be bound by such Mutual NDA after the Closing.  If this Agreement is terminated, the Mutual NDA shall remain in full force and effect, and all copies of documents containing confidential information of a disclosing party shall be returned by the receiving party to the disclosing party or be destroyed, as provided in the Mutual NDA.

12.16                     Entire Agreement.  This Agreement, the exhibits and schedules hereto, Seller Ancillary Agreements, the Buyer Ancillary Agreements constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto other than the Mutual NDA.  The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

12.17                     Waiver of Jury Trial.  EACH OF BUYER AND EACH TELOS SELLER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF BUYER AND THE TELOS SELLERS IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

[SIGNATURE PAGE NEXT]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

UTSTARCOM, INC.		TELOS TECHNOLOGY, INC.

By:	/s/ Michael J. Sophie	By:	/s/ Jack Mar

Name: Michael J. Sophie		Name:	Jack Mar

Title: Chief Financial Officer and SVP Finance		Title:

TELOS TECHNOLOGY (BERMUDA) LTD.

		By:	/s/ Jack Mar

		Name:	Jack Mar

Title:

TELOS TECHNOLOGY (CANADA), INC.

		By:	/s/ Jack Mar

		Name:	Jack Mar

Title:

TELOS ENGINEERING LIMITED

		By:	/s/ Jack Mar

		Name:	Jack Mar

Title: